UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, For Use of the Commission Only(as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12

Altria Group, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed: April 24, 2008

ALTRIA GROUP, INC.

MICHAEL E. SZYMANCZYK	6601 WEST BROAD STREET
CHAIRMAN OF THE BOARD	RICHMOND, VIRGINIA 23230

April 24, 2008

Dear Fellow Stockholder:

It is my pleasure to invite you to join us at the 2008 Annual Meeting of Stockholders of Altria Group, Inc. to be held on Wednesday, May 28, 2008 at 9:00 a.m., at the Greater Richmond Convention Center, 403 North 3rd Street, Richmond, Virginia 23219.

At this year’s meeting, we will vote on the election of eight directors, the ratification of PricewaterhouseCoopers LLP’s selection as the Company’s independent auditors and, if properly presented, six proposals from stockholders. There will also be a report on the Company’s business, and stockholders will have an opportunity to ask questions.

We anticipate that a large number of stockholders will attend the meeting. Because seating is limited, you may bring only one immediate family member as a guest. To attend the meeting, you must present an admission ticket and government-issued photographic identification. Please note that you must submit a request for an admission ticket. To request an admission ticket, please follow the instructions set forth on page 2 in response to question 4.

The meeting facilities will open at 7:30 a.m. We suggest you arrive early to facilitate your registration and security clearance. Those needing special assistance at the meeting are requested to write to the Company’s Corporate Secretary at 6601 West Broad Street, Richmond, Virginia 23230. For your comfort and security, you will not be permitted to bring any packages, briefcases, large pocketbooks or bags into the meeting. Also, cellular and digital phones, audio tape recorders, laptops, video and still cameras, pagers and pets will not be permitted into the meeting. We thank you in advance for your patience and cooperation with these rules. While they may seem strict to some, they assist us in conducting a safe and orderly meeting and are in everyone’s interest.

Attached you will find a notice of meeting and proxy statement that contains additional information about the meeting, including the methods that you can use to vote your proxy, such as the telephone or Internet.

Your vote is important. I encourage you to sign and return your proxy card, or use telephone or Internet voting prior to the meeting, so that your shares of common stock will be represented and voted at the meeting even if you cannot attend.

Sincerely,

For further information about the Annual Meeting,

please call 1-800-367-5415

ALTRIA GROUP, INC.

6601 West Broad Street

Richmond, VA 23230

NOTICE OF 2008 ANNUAL MEETING OF

STOCKHOLDERS OF ALTRIA GROUP, INC.

TIME:	9:00 a.m. on Wednesday, May 28, 2008

PLACE:	The Greater Richmond Convention Center
403 North 3rd Street
Richmond, Virginia

ITEMS OF BUSINESS:	1) To elect eight directors.

2) To ratify the selection of PricewaterhouseCoopers LLP as independent auditors for the Company for the fiscal year ending December 31, 2008.

3) To vote on six stockholder proposals, if properly presented at the meeting.

4) To transact other business properly coming before the meeting.

WHO CAN VOTE:	Stockholders of record on April 4, 2008.

2007 ANNUAL REPORT:	A copy of our 2007 Annual Report is enclosed.

DATE OF MAILING:	This notice and the proxy statement are first being mailed to stockholders on or about April 24, 2008.

Sean X. McKessy
Corporate Secretary

April 24, 2008

WE URGE EACH STOCKHOLDER TO PROMPTLY SIGN AND RETURN THE ENCLOSED PROXY CARD OR TO USE TELEPHONE OR INTERNET VOTING. SEE OUR QUESTION AND ANSWER SECTION FOR INFORMATION ABOUT VOTING BY TELEPHONE OR INTERNET, HOW TO REVOKE A PROXY, AND HOW TO VOTE YOUR SHARES OF COMMON STOCK IN PERSON.

PLEASE NOTE THAT YOU MUST SUBMIT A REQUEST FOR AN ADMISSION TICKET. TO OBTAIN AN ADMISSION TICKET, PLEASE FOLLOW THE INSTRUCTIONS SET FORTH ON PAGE 2 IN RESPONSE TO QUESTION 4.

Important Notice Regarding the Availability of Proxy Materials

For the Stockholder Meeting to be Held on May 28, 2008

The Company’s Proxy Statement and 2007 Annual Report to Shareholders are available at

http://www.altria.com/proxy.

ALTRIA GROUP, INC.

6601 WEST BROAD STREET

RICHMOND, VIRGINIA 23230

April 24, 2008

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 28, 2008

Our Board of Directors is furnishing you with this proxy statement to solicit proxies on its behalf to be voted at the 2008 Annual Meeting of Stockholders of Altria Group, Inc. (the “Company”) at 9:00 a.m., at the Greater Richmond Convention Center, 403 North 3rd Street, Richmond, Virginia. The proxies also may be voted at any adjournments or postponements of the meeting.

We are first sending the proxy materials to stockholders on or about April 24, 2008.

All properly executed written proxies, and all properly completed proxies submitted by telephone or by the Internet, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked before the meeting.

Only stockholders of record of shares of common stock at the close of business on April 4, 2008 are entitled to notice of and to vote at the meeting, or at adjournments or postponements of the meeting. Each stockholder of record on the record date is entitled to one vote for each share of common stock held. On April 4, 2008, there were 2,099,732,751 shares of common stock issued and outstanding.

QUESTIONS AND ANSWERS ABOUT

THE MEETING AND VOTING

1.    WHAT IS A PROXY?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Michael E. Szymanczyk and Denise F. Keane have been designated as proxies for the 2008 Annual Meeting of Stockholders.

2.    WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

The record date for the 2008 Annual Meeting of Stockholders is April 4, 2008. The record date is established by the Board of Directors as required by Virginia law. Stockholders of record (registered stockholders and street name holders) at the close of business on the record date are entitled to:

(a)    receive notice of the meeting; and

(b)    vote at the meeting and any adjournments or postponements of the meeting.

3.    WHAT IS THE DIFFERENCE BETWEEN A REGISTERED STOCKHOLDER AND A STOCKHOLDER WHO HOLDS STOCK IN STREET NAME?

If your shares of stock are registered in your name on the books and records of our transfer agent, you are a registered stockholder.

If your shares of stock are held for you in the name of your broker or bank, your shares are held in street name. The answer to Question 15 describes brokers’ discretionary voting authority and when your bank or broker is permitted to vote your shares of stock without instructions from you.

4.    HOW DO I OBTAIN ADMISSION TO THE MEETING?

To obtain admission to the meeting, you must request an admission ticket. Because seating is limited, you may bring only one immediate family member as a guest. In addition, all meeting attendees must present government-issued photographic identification at the meeting. Please submit your request for an admission ticket by Monday, May 12, 2008, by mailing or faxing a request to the Company’s Corporate Secretary at 6601 West Broad Street, Richmond, Virginia 23230, facsimile: 1-800-352-6172 (from within the United States) or 1-914-272-0985 (from outside the United States). Please include the following information:

-	your name and mailing address;
-	whether you need special assistance at the meeting;
-	the name of your immediate family member, if one will accompany you; and
-	if your shares are held for you in the name of your broker or bank, evidence of your stock ownership (such as a letter from your broker or bank or a photocopy of a current brokerage or other account statement) as of April 4, 2008.

5.    WHAT ARE THE DIFFERENT METHODS THAT I CAN USE TO VOTE MY SHARES OF COMMON STOCK?

(a)    In Writing:    All stockholders of record can vote by mailing their completed and signed proxy card (in the case of registered stockholders) or their completed and signed vote instruction form (in the case of street name holders).

(b)    By Telephone and Internet Proxy:    All registered stockholders of record also can vote their shares of common stock by touchtone telephone from the United States and Canada, using the toll-free telephone number on the proxy card, or by the Internet, using the procedures and instructions described on the proxy card and other enclosures. Street name holders of record may vote by telephone or the Internet if their banks or brokers make those methods available. If that is the case, each bank or broker will enclose instructions with the proxy statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded.

(c)    In Person:    All stockholders may vote in person at the meeting (unless they are street name holders without a legal proxy).

6.    HOW CAN I REVOKE A PROXY?

You can revoke a proxy prior to the completion of voting at the meeting by:

(a)    giving written notice to the Corporate Secretary of the Company;

(b)    delivering a later-dated proxy; or

(c)    voting in person at the meeting.

7.    ARE VOTES CONFIDENTIAL? WHO COUNTS THE VOTES?

We will continue our long-standing practice of holding the votes of each stockholder in confidence from directors, officers and employees except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company, (b) in case of a contested proxy solicitation, (c) if a stockholder makes a written comment on the proxy card or otherwise communicates his or her vote to management, or (d) to allow the independent inspectors of election to certify the results of the vote. We will also continue, as we have for many years, to retain an independent tabulator to receive and tabulate the proxies and independent inspectors of election to certify the results.

8.    WHAT ARE THE VOTING CHOICES WHEN VOTING ON DIRECTOR NOMINEES, AND WHAT VOTE IS NEEDED TO ELECT DIRECTORS?

When voting on the election of director nominees to serve until the 2009 Annual Meeting of Stockholders, stockholders may:

(a)    vote in favor of a nominee;

(b)    vote against a nominee; or

(c)    abstain from voting on a nominee.

Directors will be elected by a majority of the votes cast. A majority of the votes cast means that a number of votes “FOR” a director nominee must exceed the number of votes “AGAINST” that nominee. Any director who receives a greater number of votes “AGAINST” his or her election than votes “FOR” such election shall offer to tender his or her resignation to the Board. The Nominating, Corporate Governance and Social Responsibility Committee shall consider the offer and recommend to the Board whether to accept or reject the offer. The full Board will consider all factors it deems relevant to the best interests of the Company, make a determination and publicly disclose its decision and rationale within 90 days after confirmation of the election results.

The Board recommends a vote “FOR” all of the nominees.

9.    WHAT ARE THE VOTING CHOICES WHEN VOTING ON THE RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP, AND WHAT VOTE IS NEEDED TO RATIFY THEIR SELECTION?

When voting on the ratification of the selection of PricewaterhouseCoopers LLP as independent auditors for the Company, stockholders may:

(a)    vote in favor of the ratification;

(b)    vote against the ratification; or

(c)    abstain from voting on the ratification.

The selection of the independent auditors will be ratified if the votes cast “FOR” exceed the votes cast “AGAINST.”

The Board recommends a vote “FOR” this proposal.

10.    WHAT ARE THE VOTING CHOICES WHEN VOTING ON EACH STOCKHOLDER PROPOSAL PROPERLY PRESENTED AT THE MEETING AND WHAT VOTE IS NEEDED TO APPROVE ANY OF THESE STOCKHOLDER PROPOSALS?

A separate vote will be held on each stockholder proposal that is properly presented at the meeting. When voting on each of the stockholder proposals, stockholders may:

(a)    vote in favor of the proposal;

(b)    vote against the proposal; or

(c)    abstain from voting on the proposal.

A stockholder proposal will be approved if the votes cast “FOR” the proposal exceed the votes cast “AGAINST.”

The Board recommends a vote “AGAINST” each of the shareholder proposals.

11.    WHAT IF A STOCKHOLDER DOES NOT SPECIFY A CHOICE FOR A MATTER WHEN RETURNING A PROXY?

Stockholders should specify their choice for each matter on the enclosed proxy. If no specific instructions are given, proxies that are signed and returned will be voted FOR the election of all director nominees, FOR the proposal to ratify the selection of PricewaterhouseCoopers LLP and AGAINST each of the stockholder proposals.

12.    WHO IS ENTITLED TO VOTE?

You may vote if you owned stock as of the close of business on April 4, 2008. Each share of common stock is entitled to one vote. As of April 4, 2008, we had 2,099,732,751 shares of common stock outstanding.

13.    HOW DO I VOTE IF I PARTICIPATE IN THE DIVIDEND REINVESTMENT PLAN?

The proxy card you have received includes your dividend reinvestment plan shares. You may vote your shares through the Internet, by telephone or by mail, all as described on the enclosed proxy card.

14.    WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

It means that you have multiple accounts with brokers and/or our transfer agent. Please vote all of these shares. We recommend that you contact your broker and/or our transfer agent to consolidate as many accounts as possible under the same name and address. Our transfer agent is Computershare Trust Company, N.A., P.O. Box 43078, Providence, RI 02940-3078 or you can reach Computershare at 1-800-442-0077 (from within the United States or Canada) or 1-781-575-3572 (from outside the United States or Canada).

15.    WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters.

The ratification of the selection of PricewaterhouseCoopers LLP as independent auditors of the Company is considered a routine matter for which brokerage firms may vote unvoted shares. The other proposals to be voted on at our meeting are not considered “routine” under New York Stock Exchange rules. When a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a broker non-vote.

16.    ARE ABSTENTIONS AND BROKER NON-VOTES COUNTED?

Abstentions and broker non-votes will not be included in vote totals and will not affect the outcome of the vote.

17.    MAY STOCKHOLDERS ASK QUESTIONS AT THE MEETING?

Yes. The Chairman will answer stockholders’ questions of general interest during a designated portion of the meeting. In order to provide an opportunity for everyone who wishes to speak, stockholders will be limited to two (2) minutes. Stockholders may speak a second time only after all others who wish to speak have had their turn. When speaking, stockholders must direct questions and comments to the Chairman and confine their remarks to matters that relate directly to the business of the meeting.

18.    HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a proxy by Internet, telephone or mail. In order for us to conduct our meeting, a majority of our outstanding shares of common stock as of April 4, 2008, must be present in person or by proxy at the meeting. This is referred to as a quorum. Abstentions and shares of record held by a broker or its nominee (“Broker Shares”) that are voted on any matter are included in determining the number of votes present. Broker Shares that are not voted on any matter will not be included in determining whether a quorum is present.

BOARD OF DIRECTORS

Board of Directors

The primary responsibility of the Board of Directors (the “Board”) is to foster the long-term success of the Company, consistent with its fiduciary duty to the stockholders. The Board has responsibility for establishing broad corporate policies, setting strategic direction, and overseeing management, which is responsible for the day-to-day operations of the Company. In fulfilling this role, each director must exercise his or her good faith business judgment of the best interests of the Company.

The Board holds regular meetings typically during the months of January, February, April, May, August, October and December, and special meetings are held when necessary. The organizational meeting follows immediately after the Annual Meeting of Stockholders. One of the meetings is held at an offsite location for several days each year to review the Company’s strategic plan. The Board held seven meetings in 2007. The Board meets in executive session at every Board meeting. Directors are expected to attend Board meetings, the Annual Meeting of Stockholders and meetings of the Committees on which they serve, with the understanding that on occasion a director may be unable to attend a meeting. During 2007, all nominees for director who served in 2007 attended at least 75% of the aggregate number of meetings of the Board and all Committees on which they served. In addition, all directors who served in 2007 attended the 2007 Annual Meeting of Stockholders.

The Board has adopted Corporate Governance Guidelines. In addition, the Company has adopted the Altria Code of Conduct for Compliance and Integrity, which applies to all of its employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions, as well as a code of business conduct and ethics that applies to the members of the Company’s Board. The Board has also adopted a policy with regard to reviewing certain transactions in which the Company is a participant and an officer, director or nominee for director has, had or may have a direct or indirect material interest. All of these documents are available free of charge on the Company’s website, www.altria.com/governance, and will be provided free of charge to any stockholders requesting a copy by writing to: Corporate Secretary, Altria Group, Inc., 6601 West Broad Street, Richmond, Virginia 23230.

The information on the Company’s website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings the Company makes with the Securities and Exchange Commission.

Presiding Director

The non-management directors annually elect one independent director to be the Presiding Director. The Presiding Director’s responsibilities are to:

•	Preside over executive sessions of the non-management directors and at all meetings at which the Chairman is not present;
•	Call meetings of the non-management directors as he or she deems necessary;
•	Serve as liaison between the Chairman and the non-management directors;
•	Develop and coordinate agendas and schedules for Board meetings with the Chairman;
•	Advise the Chairman of the Board’s informational needs;
•	Together with the Chairman of the Compensation Committee, communicate goals and objectives to the Chairman and Chief Executive Officer and the results of the evaluation of his performance; and
•	Be available for consultation and communication if requested by major stockholders.

The Presiding Director is invited to attend all meetings of Committees of the Board of which he or she is not a member.

Robert E. R. Huntley currently serves as the Presiding Director.

Communications with the Board

Stockholders and other interested parties who wish to communicate with the Board may do so by writing to the Presiding Director, Board of Directors of Altria Group, Inc., 6601 West Broad Street, Richmond, Virginia 23230. The non-management directors have established procedures for the handling of communications from stockholders and other interested parties and directed the Corporate Secretary to act as their agent in processing any communications received. All communications that relate to matters that are within the scope of the responsibilities of the Board and its Committees are to be forwarded to the Presiding Director. Communications that relate to matters that are within the responsibility of one of the Board Committees are also to be forwarded to the Chair of the appropriate Committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, are to be sent to the appropriate subsidiary. Solicitations, junk mail and obviously frivolous or inappropriate communications are not to be forwarded, but will be made available to any non-management director who wishes to review them.

Committees of the Board

The Board has established various separately-designated standing committees of the Board to assist it with the performance of its responsibilities. These Committees and their members are listed below. The Board designates the members of these Committees and the Committee Chairs annually at its organizational meeting following the Annual Meeting of Stockholders, based on the recommendations of the Nominating, Corporate Governance and Social Responsibility Committee. The Board has adopted written charters for each of these Committees and these charters are available on the Company’s website at www.altria.com/governance. The Chair of each Committee develops the agenda for that Committee and determines the frequency and length of Committee meetings.

The Audit Committee consists entirely of non-management directors all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange and Rule 10A-3 of the Securities Exchange Act of 1934, as amended. Its responsibilities are set forth in the Audit Committee Charter, which is available on the Company’s website at www.altria.com/governance. The Committee was established pursuant to Section 3(a)(58)(A) of the Securities Exchange Act of 1934. The Committee’s responsibility is to assist the Board in its oversight of (i) the Company’s financial statements and financial reporting processes and systems of internal control, (ii) the qualifications, independence and performance of the Company’s independent auditors, (iii) the internal audit function and (iv) the Company’s compliance with legal and regulatory requirements. The Committee is also responsible for preparing the Audit Committee Report that the rules of the Securities and Exchange Commission require the Company to include in the proxy statements. The Committee met nine times in 2007. During 2007, the members of the Committee were Lucio A. Noto (Chair); Elizabeth E. Bailey; J. Dudley Fishburn; Robert E. R. Huntley; George Muñoz; John S. Reed; and Stephen M. Wolf. The current members of the Committee are: George Muñoz (Chair); Elizabeth E. Bailey; Thomas F. Farrell II; Robert E. R. Huntley; and Thomas W. Jones. See pages 62 to 63 for further matters related to the Audit Committee, including its Report for the year 2007.

The Board has determined that all members of the Audit Committee are financially literate and that George Muñoz and at least one other member of the Committee are “audit committee financial experts” within the meaning set forth in the regulations of the Securities and Exchange Commission. No member of the Audit Committee received any payments in 2007 from Altria Group, Inc. or its subsidiaries other than compensation received as a director of Altria Group, Inc.

The Compensation Committee consists entirely of non-management directors all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange. Its responsibilities are set forth in the Compensation Committee Charter, which is available on the Company’s website at www.altria.com/governance. The Committee discharges the Board’s responsibilities relating to executive compensation, produces an annual Compensation Committee report to be included in the Company’s proxy statement and reviews the succession plans for the chief executive officer and other senior executives. In addition, the Committee reviews and makes recommendations regarding compensation disclosures to be provided in the Company’s Securities and Exchange Commission filings, including the “Compensation Discussion and Analysis” and narrative descriptions in the Committee’s disclosure of its procedures in determining executive compensation. This Committee met six times in 2007. During 2007, the members of the Committee were: John S. Reed (Chair); Elizabeth E. Bailey; Harold Brown; J. Dudley Fishburn; Robert E. R. Huntley; Lucio A. Noto; and Stephen M. Wolf. The current members of the Committee are: Robert E. R. Huntley (Chair); Elizabeth E. Bailey; Gerald L. Baliles; Thomas F. Farrell II; and Thomas W. Jones. See pages 18 through 20 for further matters related to the Compensation Committee, including a discussion of its procedures and its report on the Compensation Discussion and Analysis appearing on pages 21 through 61.

The Executive Committee has the responsibilities set forth in the Executive Committee Charter, which is available on the Company’s website at www.altria.com/governance. The Committee has authority to act for the Board during intervals between Board meetings to the extent permitted by law. This Committee did not meet in 2007. During 2007, the members of the Committee were: Louis C. Camilleri (Chair); Elizabeth E. Bailey; Mathis Cabiallavetta; Robert E. R. Huntley; Lucio A. Noto; John S. Reed; and Stephen M. Wolf. The current members of the Committee are: Michael E. Szymanczyk (Chair); Elizabeth E. Bailey; Robert E. R. Huntley; Thomas W. Jones; and George Muñoz.

The Finance Committee has the responsibilities set forth in the Finance Committee Charter, which is available on the Company’s website at www.altria.com/governance. The Committee monitors the Company’s financial condition, oversees the sources and uses of cash flow and the investment of certain employee benefit plan assets and advises the Board with respect to financing needs, dividend policy, share repurchase programs and other financial matters. This Committee met four times in 2007. During 2007, the members of the Committee were: Mathis Cabiallavetta (Chair); Harold Brown; Louis C. Camilleri; J. Dudley Fishburn; Robert E. R. Huntley; Thomas W. Jones; Lucio A. Noto; and John S. Reed. The current members of the Committee are: Thomas W. Jones (Chair); Elizabeth E. Bailey; Gerald L. Baliles; Dinyar S. Devitre; Robert E. R. Huntley; and George Muñoz.

The Nominating, Corporate Governance and Social Responsibility Committee consists entirely of non-management directors all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange. This Committee has the responsibilities set forth in the Nominating, Corporate Governance and Social Responsibility Committee Charter, which is available on the Company’s website at www.altria.com/governance. The Committee identifies individuals qualified to become Board members consistent with the criteria approved by the Board and recommends a slate of nominees for election at each annual meeting of stockholders; makes recommendations to the Board concerning the appropriate size, function, needs and composition of the Board and its committees; advises the Board on corporate governance matters, including developing and recommending to the Board the Company’s corporate governance principles; oversees the self-evaluation process of the Board and its committees; and provides oversight of the Company’s public affairs, corporate reputation and societal alignment strategies. This Committee met four times in 2007. During 2007, the members of the Committee were: Stephen M. Wolf (Chair); Elizabeth E. Bailey; J. Dudley Fishburn; Thomas W. Jones; and John S. Reed. The current members of the Committee are: Elizabeth E. Bailey (Chair); Gerald L. Baliles; Thomas F. Farrell II; Robert E. R. Huntley; and George Muñoz. See page 9 for a description of the process the Nominating, Corporate Governance and Social Responsibility Committee follows in nominating directors.

ELECTION OF DIRECTORS

Process for Nominating Directors

The Nominating, Corporate Governance and Social Responsibility Committee is responsible for identifying and evaluating nominees for director and for recommending to the Board a slate of nominees for election at the Annual Meeting of Stockholders.

In evaluating the suitability of individuals for Board membership, the Committee takes into account many factors, including whether the individual meets requirements for independence; the individual’s general understanding of the various disciplines relevant to the success of a large publicly-traded company in today’s global business environment; the individual’s understanding of the Company’s businesses and markets; the individual’s professional expertise and educational background; and other factors that promote diversity of views and experience. The Committee evaluates each individual in the context of the Board as a whole, with the objective of recommending a group of directors that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment, using its diversity of experience. In determining whether to recommend a director for re-election, the Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. The Committee has not established any specific minimum qualification standards for nominees to the Board, although from time to time the Committee may identify certain skills or attributes (e.g., financial experience, global business experience) as being particularly desirable to help meet specific Board needs that have arisen. The Committee does not distinguish between nominees recommended by stockholders and other nominees.

In identifying potential candidates for Board membership, the Committee relies on suggestions and recommendations from the Board, stockholders, management and others. From time to time, the Committee also retains search firms to assist it in identifying potential candidates for director, gathering information about the background and experience of such candidates and acting as an intermediary with such candidates. Stockholders wishing to suggest candidates to the Committee for consideration as directors must submit a written notice to the Corporate Secretary, who will provide it to the Committee. The Company’s By-Laws set forth the procedures a stockholder must follow to nominate directors. These procedures are summarized in this proxy statement under the caption “2009 Annual Meeting.”

The Nominees

It is proposed that eight directors, six of whom are independent directors, be elected to hold office until the next Annual Meeting of Stockholders and until their successors have been elected. The Nominating, Corporate Governance and Social Responsibility Committee has recommended to the Board, and the Board has approved, the persons named and, unless otherwise marked, a proxy will be voted for such persons. Each of the nominees currently serves as a director and, with the exception of Messrs. Szymanczyk, Baliles, Devitre and Farrell, was elected by the stockholders at the 2007 Annual Meeting. The new nominees were identified and proposed as candidates for service on the Board by the Nominating, Corporate Governance and Social Responsibility Committee.

Independence of Nominees

The Board has determined that each of the following nominees for director is independent in that such nominee has no material relationship with the Company: Elizabeth E. Bailey, Gerald L. Baliles, Thomas F. Farrell II, Robert E. R. Huntley, Thomas W. Jones, and George Muñoz. To assist it in making these determinations, the Board has adopted categorical standards of director independence that are set forth in Annex A to the Corporate Governance Guidelines, which is available on the Company’s website at www.altria.com/governance. Each of the above-named nominees qualifies as independent under these standards. In making its affirmative determination that these directors are independent, the

Nominating, Corporate Governance and Social Responsibility Committee considered the fact that Mr. Farrell and immediate family members (as defined in the Policy on Related Persons Transactions, which is available on the Company’s website at www.altria.com/governance) of Ms. Bailey and Mr. Baliles are employed by entities with which the Company or its subsidiaries do business in the ordinary course on terms comparable to those provided to unrelated third parties and that neither Mr. Farrell nor any immediate family member is involved in or directly benefits from such business. The Committee determined that none of these transactions created a direct or indirect material benefit to the directors.

Although it is not anticipated that any of the persons named below will be unable or unwilling to stand for election, a proxy, in the event of such an occurrence, may be voted for a substitute designated by the Board. However, in lieu of designating a substitute, the Board may amend the Company’s By-Laws to reduce the number of directors.

Elizabeth E. Bailey John C. Hower Professor of Business and Public Policy, The Wharton School of the University of Pennsylvania, Philadelphia, PA Director since 1989 Age: 69	Dr. Bailey assumed her present position in July 1991, having served from July 1990 to June 1991 as a professor of industrial administration at Carnegie-Mellon University and as a visiting scholar at the Yale School of Organization and Management. From 1983 to 1990, she was Dean of the Graduate School of Industrial Administration of Carnegie-Mellon University. Dr. Bailey serves as a director of Teachers Insurance and Annuity Association and CSX Corporation, and as a trustee of The Brookings Institution and the National Bureau of Economic Research. Dr. Bailey is Chair of the Nominating, Corporate Governance and Social Responsibility Committee and a member of the Audit, Compensation, Executive, and Finance Committees.

Gerald L. Baliles Director, Miller Center of Public Affairs at the University of Virginia, Charlottesville, Virginia Director since 2008 Age: 67	Mr. Baliles is the director of the Miller Center of Public Affairs at the University of Virginia, a leading public policy institution; he has held this position since April 2006. From 1990 to April 2006, he served as a partner in the firm of Hunton & Williams LLP, headquartered in Richmond, Virginia. From 1986 through 1990, Mr. Baliles served as the 65th Governor of the Commonwealth of Virginia. Mr. Baliles serves on the boards of the Norfolk Southern Corporation and the Shenandoah Life Insurance Company, and has served on the boards of the Greater Richmond World Affairs Council, the Greater Richmond Transportation Advocacy Board, and the Richmond Symphony Council. Mr. Baliles is a member of the Compensation, Finance and Nominating, Corporate Governance and Social Responsibility Committees.

Dinyar S. Devitre Retired Senior Vice President and Chief Financial Officer, Altria Group, Inc., New York, NY Director since 2008 Age: 61	Mr. Devitre retired from his position as Senior Vice President and Chief Financial Officer of Altria Group, Inc. in March 2008. Prior to Mr. Devitre’s appointment to this position in April 2002, he held a number of senior management positions with the Company. He is a director of Western Union Company, SAB Miller plc and a Trustee of the Lincoln Center Inc., the Asia Society and the Brooklyn Academy of Music. Mr. Devitre is a member of the Finance Committee.

Thomas F. Farrell II Chairman, President and Chief Executive Officer, Dominion Resources, Inc., Richmond, VA Director since 2008 Age: 53	Mr. Farrell is the Chairman, President and Chief Executive Officer of Dominion Resources, Inc., one of the nation’s largest producers of energy. He became President and Chief Executive Officer of Dominion effective January 1, 2006; he was elected Chairman in April 2007. From January 1, 2004 through December 31, 2006, he served as President and Chief Operating Officer of Dominion Resources, Inc. and prior to that as Executive Vice President. He is Chairman of the Board and Chief Executive Officer of Virginia Electric and Power Company and Chairman, President and Chief Executive Officer of CNG, both wholly-owned subsidiaries of Dominion. He is also a director of the Institute of Nuclear Power Operations (INPO). Mr. Farrell is a member of the Audit, Compensation and Nominating, Corporate Governance and Social Responsibility Committees.

Robert E. R. Huntley Retired lawyer, educator and businessman Director since 1976 Age: 78	Mr. Huntley retired as counsel to the law firm of Hunton & Williams LLP in December 1995, a position he had held since December 1988. Previously, Mr. Huntley had served as Chairman, President and Chief Executive Officer of Best Products Co., Inc., Professor of Law at Washington and Lee School of Law and President of Washington and Lee University. He is the Presiding Director, Chair of the Compensation Committee, and a member of the Audit, Executive, Finance and Nominating, Corporate Governance and Social Responsibility Committees.

Thomas W. Jones Senior Partner, TWJ Capital LLC, Stamford, CT Director since 2002 Age: 58	Mr. Jones assumed his position as Senior Partner of TWJ Capital LLC, an investment company, in May 2005. From August 1999 to October 2004, he held the position of Chairman and Chief Executive Officer of Global Investment Management with Citigroup Inc. He joined Travelers Group as Vice Chairman in 1997 and served as Chairman and Chief Executive Officer of Smith Barney Asset Management until August 1999. Prior to joining Travelers Group, Mr. Jones served as Vice Chairman of TIAA-CREF, the largest pension system in the United States, from 1993 to 1997. Mr. Jones currently serves as a director of the following privately held companies: Game Trust, Kool Span, Inc., and Floor and Décor Outlets of America. He is also a trustee emeritus of Cornell University. Mr. Jones is Chair of the Finance Committee and a member of the Audit, Compensation and Executive Committees.

George Muñoz Principal, Muñoz Investment Banking Group, LLC, Washington, DC Partner, Tobin, Petkus & Muñoz, Chicago, IL Director since 2004 Age: 56	Mr. Muñoz is a principal of the Washington, D.C.-based firm of Muñoz Investment Banking Group, LLC. He is also a partner in the Chicago-based law firm of Tobin, Petkus & Muñoz. He served as President and Chief Executive Officer of the Overseas Private Investment Corporation from 1997 to January 2001. From 1993 to 1997, Mr. Muñoz was Chief Financial Officer and Assistant Secretary of the United States Treasury Department. He is a member of the Board of Directors of Marriott International, Inc., and Anixter International, Inc. He also serves on the Board of Trustees of the National Geographic Society. Mr. Muñoz is Chair of the Audit Committee and a member of the Nominating, Corporate Governance and Social Responsibility, Executive and Finance Committees.

Michael E. Szymanczyk Chairman and Chief Executive Officer Altria Group, Inc., Richmond, VA Chairman, President and Chief Executive Officer Philip Morris USA, Richmond, VA Director since 2008 Age: 59	Mr. Szymanczyk was appointed Chairman and Chief Executive Officer of Altria Group, Inc. in March 2008. He is also Chairman, President and Chief Executive Officer of Philip Morris USA, positions he has held since August 2002. He serves on the board of trustees of the Virginia Foundation for Independent Colleges, the University of Richmond, the Virginia Commonwealth University School of Engineering Foundation, the United Negro College Fund and the Richmond Performing Arts Center. Mr. Szymanczyk is Chair of the Executive Committee.

Compensation of Directors

Directors who are full-time employees of the Company receive no additional compensation for services as a director. With respect to non-employee directors, the Company’s philosophy is to provide competitive compensation and benefits necessary to attract and retain high-quality non-employee directors. The Board believes that a substantial portion of director compensation should consist of equity-based compensation to assist in aligning directors’ interests with the interests of stockholders.

The Nominating, Corporate Governance and Social Responsibility Committee periodically reviews director compensation taking into account the Company’s compensation survey group (described below), considers the appropriateness of the form and amount of director compensation and makes recommendations to the Board concerning such compensation with a view toward attracting and retaining qualified directors. Based on the latest available data, total compensation for the Company’s non-employee directors ranked within the third quartile (i.e., between the 50th percentile and the 75th percentile) of the Company’s Compensation Survey Group.

During 2007, non-employee directors received an annual cash retainer of $40,000 and fees of $2,000 for each Board and Committee meeting attended ($2,500 for committee chairs). Non-employee director committee chairs received annual retainers of $10,000 for additional services rendered in connection with committee chair responsibilities.

Pursuant to the 2005 Stock Compensation Plan for Non-Employee Directors, approved by stockholders at the 2005 Annual Meeting on April 28, 2005, each non-employee director received an annual share award on April 26, 2007 of that number of shares of common stock having an aggregate fair market value of $120,000 on the date of grant (1,715 shares of common stock with a fair market value of $70.01 per share).

The following table presents the compensation received by the non-employee directors for fiscal year 2007.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Total
Elizabeth E. Bailey	$118,524.00	$120,000.00	$238,524.00
Harold Brown	91,024.00	120,000.00	211,024.00
Mathis Cabiallavetta	87,000.00	120,000.00	207,000.00
J. Dudley Fishburn	105,014.00	120,000.00	225,014.00
Robert E. R. Huntley	109,024.00	120,000.00	229,024.00
Thomas W. Jones	83,002.00	120,000.00	203,002.00
George Muñoz	99,000.00	120,000.00	219,000.00
Lucio A. Noto	117,500.00	120,000.00	237,500.00
John S. Reed	111,024.00	120,000.00	231,024.00
Stephen M. Wolf	123,024.00	120,000.00	243,024.00

(1)	Pursuant to the 2005 Stock Compensation Plan for Non-Employee Directors, on April 26, 2007, each non-employee director received 1,715 shares of Common Stock with an aggregate fair market value of $120,000. The fair market value of the shares of $70.01 per share was based on the average of the high and low price of Altria Group, Inc. Common Stock on April 26, 2007. In addition, each director was paid dividends totaling $2,469.60 on this award during 2007.

(2)	Options were awarded to directors in 2000, 2001 and 2002. No options have been awarded to directors since 2002. As of December 31, 2007, option awards were outstanding for the following directors in the following aggregate amounts: Dr. Bailey, 14,334; Dr. Brown, 14,334; Mr. Fishburn, 4,695; Mr. Huntley, 14,334; Mr. Jones, 2,295; Mr. Reed, 14,334; and Mr. Wolf, 14,334.

A non-employee director may elect to defer the award of shares of common stock, meeting fees and all or part of the annual retainer. Deferred fee amounts are “credited” to an unfunded account and may be “invested” in eight “investment choices,” including an Altria common stock equivalent account. These “investment choices” parallel the investment options offered to employees under the Altria Group, Inc. Deferred Profit-Sharing Plan and determine the “earnings” that are credited for bookkeeping purposes to a non-employee director’s account. Subject to certain restrictions, a non-employee director is permitted to take cash distributions, in whole or in part, from his or her account either prior to or following termination of service.

Non-employee directors also are covered by business travel and accident insurance, which the Company maintains for their benefit when they travel on Company business, as well as group life insurance.

In February 2008, the Board of Directors approved the following recommendation of the Nominating, Corporate Governance and Social Responsibility Committee with respect to director compensation following the spin-off of Philip Morris International Inc. (“PMI”):

•	$100,000 annual cash retainer;

•	$20,000 annual cash retainer for the Presiding Director and the Chairs of the Audit and Compensation Committees;

•	$10,000 retainer for Chairs of the Finance and Nominating, Corporate Governance and Social Responsibility Committees;

•	$5,000 annual membership fee for each member of each Committee; and

•	Increase of the stock award value from $120,000 to $140,000.

The Board also approved the elimination of the $2,000 per meeting fee. Based on the latest available data, when these changes to director compensation are implemented, the total compensation for the Company’s non-employee directors will rank within the targeted fourth quartile (i.e., between the 75th percentile and the 100th percentile) of the Company’s Compensation Survey Group.

OWNERSHIP OF EQUITY SECURITIES

The following table shows the number of shares of common stock beneficially owned as of April 1, 2008, by each director, nominee for director, executive officer named in the Summary Compensation Table, our newly elected CFO and the directors and executive officers of the Company as a group. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown. The beneficial ownership of each director and executive officer is less than 1% of the outstanding shares.

Name	Amount and Nature of Beneficial Ownership (2) (3)
Elizabeth E. Bailey	44,913
Gerald L. Baliles	8
David R. Beran	481,635
André Calantzopoulos	123,658
Louis C. Camilleri	2,595,204
Dinyar S. Devitre	155,411
Thomas F. Farrell II	2,500
Robert E. R. Huntley	48,211
Thomas W. Jones	21,848
George Muñoz	6,672
Steven C. Parrish	1,288,439
Michael E. Szymanczyk	1,221,846
Charles R. Wall	1,374,802
Group (19 persons) (1)	3,395,984

(1)	Group consists of Company’s directors and officers following the March 28, 2008 spin-off of PMI.

(2)	Includes maximum number of shares as to which these individuals can acquire beneficial ownership upon the exercise of stock options that are currently vested or that will vest before June 1, 2008 as follows: Dr. Bailey, 14,334; Mr. Beran, 164,578; Mr. Calantzopoulos, 63,326; Mr. Camilleri, 1,841,540; Mr. Jones, 2,295; Mr. Parrish, 772,635; Mr. Szymanczyk, 710,914; Mr. Wall, 987,539; and group, 1,525,256. Also includes shares of restricted common stock as follows: Mr. Beran, 17,860; Mr. Camilleri, 371,900; Mr. Szymanczyk, 90,650; Mr. Wall, 95,450; and group, 171,970.

(3)	Includes shares as to which beneficial ownership is disclaimed by Mr. Parrish, 4,000 (shares held by children). Also includes 401,740 additional shares as to which voting and/or investment power is shared with or controlled by another person and as to which beneficial ownership is not disclaimed, as follows: Mr. Devitre, 50,485 (shares held in GRAT); Mr. Huntley, 3,600 (shares held in joint tenancy); and Mr. Parrish, 347,655 (shares held in family trust). Also includes shares of deferred stock as follows: Dr. Bailey, 14,662; Mr. Beran, 77,298; Mr. Calantzopoulos, 60,332; Mr. Camilleri, 152,527; Mr. Jones, 14,434; Mr. Muñoz, 5,672; Mr. Szymanczyk, 128,102; and Mr. Wall, 33,564; and group, 571,110. Mr. Camilleri’s deferred stock total reflects the cancellation of his 2008 Altria deferred stock grant (330,280 shares, which were replaced by a grant of PMI deferred stock) following the March 28, 2008 spin-off of PMI.

In addition to the shares shown in the table above, as of April 1, 2008, those directors who participate in the Company’s director deferred fee program had the following Altria share equivalents allocated to their accounts: Dr. Bailey, 19,868; Mr. Huntley, 14,308; and Mr. Muñoz, 2,198. See “Compensation of Directors” on pages 14 and 15 for a description of the deferred fee program for directors.

Section 16(a) Beneficial Reporting Compliance

The Company believes that during 2007 all reports for the Company’s executive officers and directors that were required to be filed under Section 16 of the Securities Exchange Act of 1934 were filed on a timely basis.

COMPENSATION COMMITTEE MATTERS

Introduction

The Compensation Committee consists entirely of non-management directors all of whom our Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange. Its responsibilities are described below and set forth in the Compensation Committee Charter, which is available on the Company’s website at www.altria.com/governance. During 2007, the members of the Committee were: John S. Reed (Chair); Elizabeth E. Bailey; Harold Brown; J. Dudley Fishburn; Robert E. R. Huntley; Lucio A. Noto; and Stephen M. Wolf. The current members of the Committee are: Robert E. R. Huntley (Chair); Elizabeth E. Bailey; Gerald L. Baliles; Thomas F. Farrell II; and Thomas W. Jones.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee at any time during 2007 or at any other time had any relationship with us that would be required to be disclosed as a related person transaction. During 2007, none of our executive officers served on the board of directors or compensation committee of another entity one or more of whose executive officers served as a member of our Board of Directors or its Compensation Committee.

Compensation Committee Procedures

Scope of Authority

The responsibilities of the Compensation Committee are set forth in its charter and include, among other duties, the responsibility to:

•

make recommendations to the Board with respect to incentive compensation plans and equity based plans, to administer and make awards under such plans and to review the cumulative effect of its actions;

•

review and approve corporate goals and objectives relevant to the compensation of our chief executive officer, to evaluate the performance of our chief executive officer in light of these goals and objectives, and determine and approve the compensation of our chief executive officer based on this evaluation;

•	review and approve the compensation of all executive officers;

•	monitor compliance by executives with our stock ownership guidelines;

•

review and assist with the development of executive succession plans, to evaluate and make recommendations to the Board regarding potential candidates to become chief executive officer, and to evaluate and approve candidates to fill other senior executive positions;

•	review and discuss with management our Compensation Discussion and Analysis; and

•	produce and approve the Compensation Committee’s annual report for inclusion in our annual proxy statement.

In accordance with its charter, the Compensation Committee may delegate its authority to subcommittees or the chair of the Committee when it deems appropriate, unless prohibited by law, regulation or New York Stock Exchange listing standards.

Processes and Procedures

The Compensation Committee’s primary processes and procedures for establishing and overseeing executive compensation are described in the Compensation Discussion and Analysis on pages 21 through 61 of this proxy statement. These processes and procedures include:

•

Meetings. The Compensation Committee meets several times each year, including six times in 2007. The chair of the Committee, in consultation with the other members, sets meeting agendas. The Compensation Committee reports its actions and recommendations to the Board of Directors.

•

Role of Consultants. As part of our annual compensation process, we engage Hewitt Associates to conduct a survey of Compensation Survey Group Companies. See below for a description of the companies included in the Compensation Survey Group and the criteria and process for their selection. The survey collects both compensation and benefit data and competitive practices. The data is reviewed by the Committee to help it assess competitive levels of pay and the competitive mix of pay elements. In addition, we engage Towers Perrin to provide competitive compensation and benefit information primarily from public filings, including annual proxy filings, by companies within our Compensation Survey Group. This data, which focuses on chief executive officer pay, is reviewed by the Compensation Committee. Neither Hewitt Associates nor Towers Perrin makes recommendations with respect to decisions to be made by the Compensation Committee nor do they attend Committee meetings.

•

Role of Executive Officers. Each year, our chief executive officer presents to the Compensation Committee his compensation recommendations for our senior executive officers that report directly to him. The Compensation Committee reviews and discusses these recommendations with our chief executive officer and, exercising its discretion, makes the final decision with respect to the compensation of these individuals. The chief executive officer has no role in setting his own compensation.

Compensation Committee Report for the Year Ended December 31, 2007

To Our Stockholders:

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained on pages 21 through 61 of this proxy statement with management. Based on its review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement. During 2007, the members of the Committee were: John S. Reed (Chair); Elizabeth E. Bailey; Harold Brown; J. Dudley Fishburn; Robert E. R. Huntley; Lucio A. Noto; and Stephen M. Wolf.

Compensation Committee:

John S. Reed, Chair

Elizabeth E. Bailey

Harold Brown

J. Dudley Fishburn

Robert E. R. Huntley

Lucio A. Noto

Stephen M. Wolf

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent specifically incorporated by reference therein.

Compensation Discussion and Analysis

Overview

The compensation discussion and analysis below reflects our compensation decisions and philosophies and takes into account the following events.

On March 30, 2007 (the “Kraft Distribution Date”), Altria distributed all of its remaining interest in Kraft Foods Inc. (“Kraft”) on a pro-rata basis to Altria’s stockholders in a tax-free distribution. The distribution ratio was 0.692024 of a share of Kraft for each share of Altria common stock outstanding as of the record date. On March 28, 2008, (the “PMI Distribution Date”), Altria distributed 100% of outstanding shares of PMI owned by Altria to its stockholders in a tax-free distribution. Each Altria stockholder received one share of PMI for each share of Altria common stock held as of the record date.

As of March 28, 2008, as a result of the spin-off of PMI, Mr. Michael E. Szymanczyk assumed the role of Chairman and Chief Executive Officer of Altria Group, Inc., succeeding Mr. Louis C. Camilleri who resigned his position on that date to assume that role at PMI. In addition, Mr. Charles R. Wall resigned his position at Altria and assumed the role of Vice Chairman of PMI. Mr. Dinyar S. Devitre retired as an officer of Altria and became a member of our Board of Directors. Mr. Steven C. Parrish retired from Altria. These individuals were Altria’s named executive officers in 2007. The information provided below reflects the compensation decisions for fiscal year 2007 and, where appropriate, any material decisions made in 2008. In addition, we also describe the manner in which outstanding equity compensation and certain other compensation elements have been adjusted to reflect the spin-offs of Kraft and PMI and the elements of our executive compensation and benefit programs that have been changed in 2008 in connection with the spin-off of PMI.

Our compensation programs are designed to support our business and financial objectives. The programs are set and periodically reviewed by the Compensation Committee of the Board of Directors. They are intended to achieve a number of objectives, including:

•	to support our ability to attract, develop and retain world-class leaders;

•	to align the interests of executives and stockholders;

•	to reward performance;

•	to support business growth, superior financial results, societal alignment and integrity of conduct; and

•	to promote internal equity and a disciplined qualitative and quantitative assessment of performance.

These objectives provide the framework for the various components of compensation and benefits, and take into account the specific nature of our business. Each element of compensation is designed to achieve a specific purpose. Together, they form an aggregate package that is intended to be appropriately competitive and to provide the necessary flexibility and incentives to achieve our goals and objectives. The design of the overall package encompasses the following features:

•	a mix of fixed and at-risk compensation. The higher the organizational level of the executive, the lower the fixed component of the overall compensation and benefits package;

•	a mix of annual and long-term compensation and benefits to appropriately reward the achievement of annual goals and objectives and long-term performance aspirations; and

•

a mix of cash and equity compensation that seeks to discourage actions that are solely driven by our stock price at any given time to the detriment of strategic goals, and to minimize the potential dilutive nature of equity compensation on stockholder value.

In determining the precise levels of each element of compensation as well as the total compensation and benefit package awarded, the Compensation Committee:

•	exercises its business judgment and discretion in setting the level of compensation within pre-established ranges;

•	reviews actual historical delivery of compensation versus design to ensure that actual compensation is consistent with the intent of the programs; and

•	reviews total compensation design to assure that the various ranges remain appropriately competitive and continue to meet the objectives described above.

Our executives are ranked by salary band reflecting the executive’s level of responsibility and accountability. We expect to employ 14 senior executives in salary bands A through D.

Compensation and Benefits for 2007

The Compensation Committee establishes and periodically reviews a compensation and benefits mix for each salary band. The compensation and benefits mix for each U.S.-based salary band as of December 31, 2007 was as follows:

2007 Design Mix of Compensation and Benefits

Salary Band	Base Salary	Annual Incentives	Total Long-Term Incentives (1)	Benefits (2)	Perquisites
A (3)	9%	13%	73%	5%	<1%
B	17%	15%	59%	8%	1%
C	20%	16%	54%	9%	1%
D	24%	15%	48%	11%	2%

(1)	Annual equity awards and the annual value of Long-Term Performance Incentive awards.

(2)	The benefit percentages represent the average annual value of retirement, healthcare, disability and death benefits and are based on the methodology employed by Hewitt Associates in its Total Compensation Measurement Study (described below in “Role of Consultants”). The actual value for any given year will vary based on, among other things, each employee’s age and years of covered service. These benefit percentages are not intended to represent the total value of benefits earned over a career and payable upon retirement.

(3)	The mix of compensation and benefits for band A is based on actual equity awards in 2005, 2006 and 2007 for Mr. Camilleri (the only band A executive prior to the spin-off). The Compensation Committee followed a cumulative equity award strategy and, based on its assessment of Mr. Camilleri’s performance and a review of competitive data, has awarded Mr. Camilleri annual stock grants in the range of 100,000 to 200,000 shares. The Compensation Committee may follow a different award strategy for Mr. Szymanczyk and, as a result, his mix of compensation and benefits may be different.

In 2007, our Chairman and Chief Executive Officer was in salary band A, and our Chief Financial Officer and other named executive officers were in salary band B. The table below compares Altria’s mix of compensation and benefits for salary bands A and B with that of the Compensation Survey Group (see discussion of the Compensation Survey Group below):

Altria 2007 Design Mix of Compensation and Benefits

versus the Compensation Survey Group

	Base Salary	Annual Incentives	Long-Term Incentives
			Incentive Cash Awards	Equity Awards	Benefits (1)	Perquisites
Salary Band A
Altria	9%	13%	23%	50%	5%	<1%
Compensation Survey Group (2)	9%	21%	24%	41%	4%	1%

Salary Band B
Altria	17%	15%	35%	24%	8%	1%
Compensation Survey Group (2)	20%	22%	18%	32%	7%	1%

(1)	The benefit percentages represent the average annual value of retirement, healthcare, disability and death benefits and are based on the methodology employed by Hewitt Associates in its Total Compensation Measurement Study (described below in “Role of Consultants”). The actual value for any given year will vary based on, among other things, each employee’s age and years of covered service. These benefit percentages are not intended to represent the total value of benefits earned over a career and payable upon retirement.

(2)	75th percentile of the Compensation Survey Group as shown in 2007 Hewitt Associates Total Compensation Measurement Study.

To maximize alignment with the interests of stockholders, we have provided a greater percentage of total compensation in the form of long-term incentive compensation than do the Compensation Survey Group companies, as follows: salary band A, 73% versus 65% and salary band B, 59% versus 50%.

Elements of Compensation and Benefits for 2007

Our compensation and benefit programs are designed to deliver total compensation upon attainment of targeted goals at levels between the 50th and the 75th percentiles of compensation paid to executives in the Compensation Survey Group, described below. This approach has been critical to attracting and retaining employees and has contributed to low employee turnover across all of our businesses. Actual awards can exceed the 75th percentile when business and individual performance exceed targeted goals.

A description of each element of the compensation and benefit program in 2007 follows.

Base Salary

Several factors are considered when setting base salaries, including each executive’s individual performance rating, level of responsibility, prior experience, and the relationship between base salaries paid within our businesses. In addition, as appropriate, the Compensation Committee compares the base salaries paid to our executive officers to the base salaries paid to executive officers holding comparable positions at other companies in the Compensation Survey Group. Numerical weights are not assigned to any factor.

The base salary ranges for salary band A through salary band D executives who were based, for purposes of pay, in the United States were as follows:

	2007 U.S.-Based Annual Base Salary Ranges
Salary Band	Minimum	Midpoint	Maximum
A	$1,030,000	$1,700,000	$2,370,000
B	515,000	875,000	1,235,000
C	360,000	565,000	770,000
D	260,000	425,000	590,000

The base salary ranges for executives who were based, for purposes of pay, outside of the United States are determined based on local market competitive practices. Mr. Calantzopoulos, who was in salary band B, was the only named executive officer based outside of the United States in 2007 for purposes of pay, and he is located in Switzerland. The 2007 base salary range for salary band B in Switzerland is below:

	2007 Swiss-Based Annual Base Salary Ranges
Salary Band	Minimum	Midpoint (1)	Maximum
B	CHF 847,800	1,441,200	2,034,600

(1)	The midpoints of salary band B is equivalent to $1,202,302 based on the average conversion rate for 2007 of $1=1.1987 CHF. However, as noted above, this salary range is based on local market competitive practices and is not directly comparable to the U.S. dollar salary range used for those executives based for purposes of pay in the United States.

See “Compensation and Benefit Changes for 2008” for the base salary ranges in effect for 2008.

Annual Incentives

The Annual Incentive Award program is a cash-based, pay-for-performance plan for management employees worldwide, including our named executive officers. We believe that the use of cash (as opposed to equity) for annual incentives is consistent with competitive practice among companies within the Compensation Survey Group. Each participant has an award target expressed as a percentage of base salary. The target award is paid when both business and individual results are achieved at planned levels of performance. Actual awards paid vary based on an assessment of actual business performance and individual performance.

In December of each year, the Compensation Committee assesses our overall corporate performance, as well as the performance of each of our businesses for that year. Based on its assessment, the Compensation Committee assigns business ratings that are used to determine the size of the incentive award pool. Businesses that perform at planned levels of performance received a rating of 100. The ratings reflecting the business performance assessment can range from 0 to 130. Business ratings determined for 2007 are discussed below under “2007 Executive Compensation Decisions.”

Each participant is rated on a five-point scale with only the top three points (“Good,” “Exceeds” and “Spectacular”) generally eligible to receive an annual incentive award. Individuals who achieve their annual objectives receive a rating of “Good.” To assure a disciplined, fair and equitable assessment of individual performance, general guidelines have been set by the Compensation Committee whereby approximately 50% of the eligible population receives a rating of “Good” or less, 40% receives a rating of “Exceeds” and 10% receives a rating of “Spectacular.”

Annual incentive target award ranges for salary bands A through D for 2007 were as follows:

2007 Annual Incentive Target Award Ranges (1)

Award Ranges Associated with Individual Performance
Band	Good	Exceeds	Spectacular
A	128% – 159%	159% – 201%	217% – 293%
B	77% – 95%	95% – 120%	130% – 175%
C	68% – 85%	85% – 108%	117% – 158%
D	51% – 63%	63% – 78%	85% – 114%

(1)	Annual incentive target award ranges are stated as a percentage of base salary and assume that business results are at planned levels of performance (i.e., at a rating of 100). These are target ranges only. There is no guarantee that any amount will be paid.

Long-Term Incentives

We award long-term incentives to senior executives through a combination of cash-based long-term performance incentive awards and either restricted or deferred stock. The mix of cash-based incentives and equity awards varies based on salary band. Consistent with our compensation objectives, the mix has been intended primarily to focus executives on total stockholder return, or TSR, long-term operational performance and progress against strategic and societal objectives while remaining sensitive to stockholder dilution concerns. We believe that long-term incentives play a key role in attracting and retaining executives. The long-term incentives are based on the performance of Altria Group, Inc. in total as opposed to the performance of each operating company.

2007-2009 Long-Term Performance Incentive Awards. The Long-Term Performance Incentive Plan, or LTIP, for Altria executives in salary bands A through F, including our named executive officers, began its most recent performance cycle on January 1, 2007. Awards under this plan are based primarily on long-term growth in total stockholder return, an assessment of progress against our societal alignment objectives and, to a lesser extent, our strategic performance. We generally use three-year long-term performance cycles that are end-to-end and do not overlap. The three-year cycle is consistent with our planning cycle, and we have determined that utilizing cycles that do not overlap provides clarity for participants and stockholders. Awards are payable to executives in cash and are based on an assessment of overall corporate and individual performance. Each participant has an award target based on their salary band, normally expressed as a percentage of cumulative year-end base salaries over the three-year cycle. At the conclusion of each performance cycle, the Compensation Committee considers our TSR results over this time period and qualitatively assesses our performance against the strategic measures communicated to participants at the commencement of the performance cycle. Based on its assessment, the Compensation Committee assigns a rating used to determine the size of the LTIP award pool. The specific LTIP ratings can range from 0 to 130. As noted below, the 2007-2009 performance cycle was terminated on December 31, 2007. See “Compensation and Benefit Changes for 2008” for modifications to the LTIP measures for 2008.

LTIP award targets established for salary bands A through D for the 2007-2009 performance cycle were as follows:

2007 Long-Term Performance Incentive Award Ranges(1)

Individual Performance
Salary Band	Below	Achieves	Above
A	0% – 225%	225% – 275%	275% +
B	0% – 180%	180% – 220%	220% +
C	0% – 113%	113% – 138%	138% +
D	0% – 68%	68% – 83%	83% +

(1)	LTIP award ranges are stated as a percentage of cumulative year-end base salaries over the three-year performance cycle, and assume that results of our businesses are at planned levels of performance reflected by an assigned performance rating of 100. These are target ranges only. There is no guarantee that any award will be granted.

Annual Equity Awards. Equity awards are intended to build stock ownership and enhance the retention and commitment of participants to increasing long-term stockholder value. Since 2003, equity awards have been made in shares of restricted or deferred stock rather than stock options because they:

•	establish a relationship between our cost and the value ultimately delivered to executives that is both more direct and more visible than is the case with stock options; and

•

require the use of substantially fewer shares than stock options to deliver equivalent value, resulting in an annual company run rate (number of stock options, restricted and deferred shares granted in the calendar year as a percentage of all shares outstanding) in 2007 of 0.1% and a total 2007 year-end overhang (number of unexercised stock options and unvested deferred stock as a percentage of all shares outstanding) of 1.6%.

Equity award recommendations are approved annually at the Compensation Committee’s January meeting, and are granted on the date of approval. The number of shares awarded is based on the fair market value of our stock on the date of grant. The value of shares awarded is based on an evaluation of each participant’s performance and potential to advance within the organization.

Equity awards generally vest three or more years after the date of the award, subject to earlier vesting on death, disability or normal retirement. The three-year vesting period provides us with a means of both retaining and motivating executives. Recipients receive cash dividends or dividend equivalents on unvested shares of restricted or deferred stock in order to more fully align the interests of participants with stockholders. Dividends and dividend equivalents paid prior to vesting are ordinary income for individual tax purposes and, for awards granted after 2006, are generally deductible by us.

The annual equity award ranges for salary bands B through D for 2007 were as follows:

2007 Equity Award Ranges

Individual Performance
Salary Band	Good	Exceeds	Spectacular
B	$885,000 – $1,475,000	$1,475,000 – $1,843,800	$1,843,800 – $2,212,500
C	531,000 – 885,000	885,000 – 1,106,300	1,106,300 – 1,327,500
D	303,000 – 505,000	505,000 – 631,300	631,300 – 757,500

The Compensation Committee has exercised discretion in making equity awards for salary band A based on a cumulative equity award strategy and its assessment of competitive data. With respect to Mr. Camilleri, the Compensation Committee reviewed an analysis of various equity award scenarios, reflecting its past practices as well as those of companies within the Compensation Survey Group, in order to establish both an appropriate range of awards as well as an appropriate cumulative equity award size over a ten-year period as chief executive officer. The Compensation Committee also took into account Mr. Camilleri’s individual performance. In recent years, the Compensation Committee awarded Mr. Camilleri annual stock grants in the range of 100,000 to 200,000 shares. The Compensation Committee may employ a different award strategy for Mr. Szymanczyk.

In addition, all of our most senior executives are subject to stock ownership guidelines that require them to hold our stock in an amount equal to a multiple of their base salary, as described in “Stock Ownership Guidelines and Restriction on Hedging.” As of December 31, 2007, all of our named executive officers had satisfied their ownership guidelines.

Stock Options. Consistent with the Compensation Committee’s practice of making equity awards in shares of restricted or deferred stock, the Compensation Committee has not made any new stock option grants since 2002. Adjustment of outstanding stock options granted in 2002 and prior years as well as other equity-based awards in connection with the spin-off of PMI are described in “Treatment of Compensation and Benefit Programs At Completion of the Spin-Off of PMI.”

Retirement Benefits

Almost all of our U.S.-based employees are covered by funded tax-qualified pension and profit-sharing plans. We also maintain supplemental retirement plans and arrangements which compensate employees for the difference between the full pensions or full profit-sharing contributions they would receive under our tax-qualified plans, if those plans were not subject to tax law limitations, and the benefits that in fact can be provided after taking those limits into account. In limited instances, these plans provide additional benefits. See “Plans Maintained by Altria” below. These arrangements are generally intended to provide our U.S.-based salaried employees with pension benefits, or their equivalent, in an amount equal to 1.75% of the employee’s highest average annual compensation (annual salary plus annual incentive) during a period of five consecutive years, minus 0.30% of such compensation up to the applicable Social Security covered compensation amount, times years of credited service (up to a maximum of 35). For an employee who completes 30 years of service, this translates into providing payments equivalent to a pension of approximately 52.5% of five years annual average salary and incentive compensation. For an employee with the maximum credited service of 35 years, this “replacement ratio” is approximately 61.25%.

After termination of employment, pension benefits can commence at age 55, though generally with a reduction in benefits for commencement before age 65. For employees who work until age 55, the annual reduction factors for early commencement decrease significantly. For employees who retire at or above age 55 with 30 years of service or at or above age 60 with five years of service, there is no reduction for early commencement. The retirement benefits we provide are described in greater detail in the discussions following the Pension Benefits table and the Non-Qualified Deferred Compensation table.

Prior to the spin-off, our employees based outside of the U.S., including Mr. Calantzopoulos, participated in various retirement plans that were substantially similar to the ones described above. Employees located in Switzerland, for example, were generally covered by the Pension Fund of Philip Morris in Switzerland, or the Swiss Pension Fund, a broad-based, contributory, funded pension plan established in accordance with the Swiss Federal Law on Occupational Retirement, Survivors’ and Disability Pension Plans that provided retirement, death and disability benefits for employees and their beneficiaries. Retirement benefits are determined under a formula similar to the formula in Altria’s tax-qualified U.S. pension plan. As is the case under our tax-qualified U.S. plans, benefits under the Swiss Pension Fund were subject to tax regulatory limits on the amount of compensation that can be taken into account in determining benefits. Our former employees covered by the Swiss Pension Fund, but whose benefits were affected by these limits, were also covered by additional Swiss plans designed to provide benefits equivalent to the incremental benefits that would be provided if the Swiss Pension Fund were not subject to these limits. Where an employee was also entitled to benefits under a pension plan in another country, benefits were coordinated through offsets in order to assure that the employee received full career benefits while avoiding duplication in benefits.

During 2006, the Compensation Committee decided to limit compensation for purposes of pension determinations for U.S.-based executives in salary bands A and B. This decision limited annual incentive compensation considered for purposes of pension determinations to the lesser of either (i) actual annual incentive or (ii) annual incentive at a business rating of 100 and individual performance rating of “Exceeds.” This limitation does not apply to any executive who was age 55 or older at December 31, 2006, or to any executive who is not a participant in our U.S.-based pension plan. Mr. Camilleri was the only executive who was subject to this limitation in 2007. Mr. Camilleri was awarded an annual incentive award of $4,750,000 for 2007. Of this amount, $2,887,500, which reflects the above ceiling, was recognized as pensionable earnings for the purposes of his pension calculation.

Perquisites

Any perquisites received by our named executive officers are described in footnotes to the “All Other Compensation” heading of the Summary Compensation Table. Other than these perquisites, our named executive officers received the same benefits that were provided to our employees generally. For reasons of security and personal safety, we required Messrs. Camilleri and Szymanczyk to use company aircraft for all travel, and we provided Mr. Camilleri with a driver.

2007 Executive Compensation Decisions

The assessment of the performance of our named executive officers is discussed below. The compensation paid or awarded to our named executive officers under our compensation programs is included in the compensation tables and, in the case of each executive, was within the ranges specified for each element of compensation discussed above.

Base Salary Increases

The Compensation Committee did not increase Mr. Camilleri’s base salary in 2007. Mr. Camilleri’s base salary was within the 4th quartile of the Compensation Survey Group at approximately the midpoint of his salary range.

The following were the 2007 increases in base salary for our other named executive officers:

•	Mr. Calantzopoulos: CHF 1,200,000 to CHF 1,250,080, an increase of 4.2%, effective April 1, 2007

•	Mr. Devitre: $780,000 to $900,000, an increase of 15.4%, effective May 1, 2007

•	Mr. Parrish: $980,000 to $1,000,000, an increase of 2.0%, effective May 1, 2007

•	Mr. Szymanczyk: $1,170,000 to $1,200,000, an increase of 2.6%, effective May 1, 2007

•	Mr. Wall: $1,025,000 to $1,080,000, an increase of 5.4%, effective May 1, 2007

These increases took into account Mr. Camilleri’s recommendations, and the factors enumerated in the “Overview” above, and were part of a merit increase program that applied to all employees. Mr. Devitre’s base salary increase also reflected an adjustment to assure both internal and external pay equity.

Annual Incentives

As previously discussed, annual incentive awards are based on a comprehensive assessment of both business and individual performance. Numerical weights and specific objectives are not assigned to the factors used in assessing either individual or business performance. For 2007, the financial performance factors considered by the Compensation Committee included operating company income, discretionary cash flow (defined as net cash provided by operating activities less capital expenditures), net revenue as well as volume and market share. At the corporate level, the performance factors also included net earnings, earnings per share, or EPS, and TSR. The Compensation Committee also evaluated our performance relative to numerous strategic and qualitative factors such as portfolio management, innovation, progress on societal alignment, management of regulatory and legal challenges, compliance and integrity and leadership development.

In 2007, we recorded strong consolidated adjusted earnings growth and took a number of strategic actions to further strengthen our businesses for long-term growth. Operating companies income, net earnings and EPS all exceeded the annual budget. Full-year adjusted diluted EPS from continuing operations rose 8.1% to $4.38 versus $4.05 in 2006. Income growth was predominantly attributable to pricing, currency and overhead cost reductions. TSR at 22.2% exceeded that of the Compensation Survey Group (10.6%), the Altria Peer Group (20.9%) and the S&P 500 (5.5%).

Beyond our financial performance, we took numerous actions to enhance stockholder value and accelerate income growth. These included the spin-off of Kraft in March 2007, the spin-off of PMI in March 2008, the acquisition of John Middleton, Inc., acquisitions in Pakistan and Mexico, the implementation of a global cigarette manufacturing reconfiguration plan including the closure of the Cabarrus cigarette manufacturing facility, the sale of the New York headquarters building and the successful launch of several innovative tobacco products in both the smokeless and cigarette categories.

In a year that was marked by a step-up in Master Settlement Agreement payments and an above-trend erosion in cigarette consumption affecting the U.S. domestic market, PM USA achieved a record market share of 50.6%, driven by the continued strong performance of Marlboro. Operating companies income increased by 1.9% on an adjusted basis versus 2006, but fell marginally short of the annual budget. PM USA introduced several successful innovative products in both the smoking and smokeless categories. A number of cost reduction initiatives were pursued with vigor and PM USA delivered savings of more than $300 million in 2007, resulting in a unit margin gain of 6%.

PMI also generated strong financial results and contributed significantly to our increase in consolidated adjusted earnings. Adjusted operating companies’ income rose 12.5% attributable primarily to pricing and favorable currency. Excluding currency and other items that affected comparability, operating companies’ income rose 6.8%. This performance exceeded the annual budget and was at the high end of the guidance provided to the investment community of like-for-like growth of between 5% and 7%. Market share performance was mixed, with share growth in some markets lagging expectations.

Taking these factors into account, the Compensation Committee assigned the following Annual Incentive ratings for 2007:

Altria Group, Inc.	115
Philip Morris USA	107
Philip Morris International	102

These ratings were used to determine the size of the annual incentive award pool.

Long-Term Performance Incentive Awards

The 2007 to 2009 performance cycle of the long-term incentive plan, or LTIP, is predominantly designed to reward growth in TSR, performance relative to the Altria Peer Group, the Compensation Survey Group and the S&P 500. The secondary measures emphasize progress against societal alignment objectives, and key strategic performance factors such as market share, portfolio management and leadership development. These measures were selected as they are intended to focus executives on achieving results that contribute to continued long-term growth in stockholder value.

As the three-year cycle LTIP began on January 1, 2007, no payments would ordinarily have been made for the 2007 fiscal year. However, as a result of the spin-off of PMI, the 2007-2009 LTIP was terminated on December 31, 2007 and participants received a cash payment for the 2007 plan year assuming individual performance of “Achieves” using base salaries in effect on December 31, 2007 and an LTIP business rating of 115. The Compensation Committee awarded an LTIP business rating of 115 as a result of our strong stockholder return as noted above and the attainment of secondary long-term objectives described above. 2007 marked the sixth consecutive year of strong TSR.

Compensation of the Chairman and Chief Executive Officer

Louis C. Camilleri: Mr. Camilleri’s awards for 2007 reflected his responsibility for and major contribution to our overall results, including a marked increase in stockholder value. In determining his awards, the Compensation Committee also took into consideration Mr. Camilleri’s leadership role in the restructuring of Altria, the sustained positive evolution of the litigation environment, progress on societal alignment initiatives, product innovation, our solid financial results including the strength of our balance sheet, leadership development and progress against our longer term plan.

For 2007, Mr. Camilleri was awarded an annual incentive of $4,750,000, or 271% of his annual base salary. This award is at the high end of his award range reflecting the Compensation Committee’s assessment of his performance. In addition, he received an LTIP award of $5,031,250 reflecting his target award at the LTIP business rating of 115. Mr. Camilleri also received an annual equity award of 130,280 shares of deferred stock.

In addition, the Compensation Committee awarded Mr. Camilleri a special deferred stock award of 200,000 shares in recognition of his successful efforts during his tenure as our Chief Executive Officer to execute against the strategy, first announced in 2004, to separate Altria into three component parts to significantly enhance stockholder value and growth. This award further recognized that the Compensation Committee and the Board of Directors asked Mr. Camilleri to assume the role of Chairman and Chief Executive Officer of PMI, while accepting a reduction in his compensation at PMI. On January 30, 2008, the Compensation Committee decreased Mr. Camilleri’s base salary from $1,750,000 to $1,500,000 effective upon his transfer to PMI.

Compensation of Other Named Executives Officers

André Calantzopoulos. Mr. Calantzopoulos served as President and Chief Executive Officer of PMI and, following the PMI spin-off, now serves as Chief Operating Officer of PMI. Mr. Calantzopoulos’s 2007 awards were all within pre-established ranges and reflected his significant contributions to PMI’s strong operating results and strategic initiatives. Particularly noteworthy were Mr. Calantzopoulos’s contributions to PMI’s product innovation strategy including the launch of Marlboro Filter Plus, Marlboro Ice Mint and other menthol line extensions, Parliament Platinum and Virginia Slims Uno, his relentless pursuit of cost reduction opportunities that exceeded PMI’s productivity targets and contributed to PMI’s strong financial results, management development, societal alignment, 2007 acquisitions and business development initiatives. His awards also reflected his instrumental role in restructuring PMI to accelerate decision-making and speed-to-market and recognized his critical role in developing PMI’s strategic partnership with the China National Tobacco Company.

Dinyar S. Devitre. Mr. Devitre served as our Senior Vice President and Chief Financial Officer. He elected to retire upon completion of the PMI spin-off, after more than 33 years of exemplary service to our company and its subsidiaries, and now serves on our Board of Directors. Mr. Devitre’s awards for 2007 reflected his contributions to our overall financial results, our strategic initiatives and shareholder value performance. These notably included the strong results achieved by Philip Morris Capital Corporation, his significant contributions to the Kraft spin-off and reaching executional readiness for the PMI spin-off, effective tax planning and a strong internal control environment, as well as the effective management of our strong balance sheet. Furthermore, the awards were granted in recognition of his key role in assuring clear, effective and comprehensive communications of our strategies and results to the investment community.

Steven C. Parrish. Mr. Parrish served as our Senior Vice President, Corporate Affairs. He elected to retire upon the completion of the PMI spin-off, after an exemplary and successful 18 year career with us and our subsidiaries. Mr. Parrish’s awards for 2007 reflected his contributions to our comprehensive societal alignment initiatives, his leadership role in pursuing strong and fair worldwide regulation of tobacco and numerous successful initiatives on the legislative and regulatory front, including fair and equitable excise tax reform. They also recognized his role in ensuring a flawless transition of his responsibilities to his functional successors at both Altria and PMI.

Michael E. Szymanczyk. Mr. Szymanczyk served as Chairman and Chief Executive Officer of Philip Morris USA Inc., and began serving as our Chairman and Chief Executive Officer on March 28, 2008, the date of the spin-off of PMI. Mr. Szymanczyk’s 2007 awards recognize his successful leadership of PM USA and his significant contribution to its overall results, including a relentless pursuit of several major cost reduction initiatives, the successful launch of Marlboro Smooth and Marlboro Virginia Blend, as well as the introduction of Marlboro Snus and Marlboro Moist Smokeless Tobacco in furtherance of PM USA’s adjacency strategy. The awards also recognize the instrumental role that Mr. Szymanczyk personally played in the acquisition of John Middleton, Inc. and his significant contributions to reaching executional and organizational readiness for the corporate restructuring.

Charles R. Wall. Mr. Wall served as our Senior Vice President and General Counsel and, following the spin-off, assumed the position of Vice Chairman of PMI. His 2007 awards, which were all within pre-established ranges, recognized his invaluable contributions to total stockholder value through the critical role he played in successfully managing the complex litigation challenges faced by us and our subsidiaries. They also reflected his role in assuring the successful execution of the Kraft and PMI spin-offs.

Role of Altria’s Chief Executive Officer

Each year, Mr. Camilleri, as our Chairman and Chief Executive Officer, presented to the Compensation Committee compensation recommendations for each of our executive officers. The Compensation Committee reviewed and discussed these recommendations with him, taking into account the factors noted elsewhere in this discussion and, exercising its discretion, made final compensation decisions with respect to the compensation of those executive officers. Mr. Camilleri did not make recommendations or otherwise have any role in the setting of his own compensation and has never attended the Compensation Committee meetings when his compensation was discussed. The Compensation Committee met in executive session when discussing and deciding on Mr. Camilleri’s compensation. We anticipate that Mr. Szymanczyk will have a similar role.

Altria Compensation Survey Group for 2007

Management periodically reviews and presents to the Compensation Committee its recommendations of companies to include in the Compensation Survey Group. For 2007, companies were selected based on the following criteria:

•	are of a similar size and have executive positions similar in breadth, complexity and scope of responsibility;

•	have global businesses; and

•	compete with us for executive talent.

For 2007, the following 22 companies were selected by the Compensation Committee and included in the Compensation Survey Group, based upon the above criteria: 3M Company, Anheuser-Busch Companies, Inc., Bristol-Myers Squibb Company, Campbell Soup Company, Citigroup Inc., The Coca-Cola Company, Colgate-Palmolive Company, ConAgra Foods, Inc., Exxon Mobil Corporation, Ford Motor Company, General Electric Company, General Mills, Inc., General Motors Corporation, H.J. Heinz Company, International Business Machines Corporation, Johnson & Johnson, Kellogg Company, Merck & Co., Inc., PepsiCo, Inc., Pfizer Inc., The Procter & Gamble Company and Reynolds American Inc. See “Our New Compensation Survey Group” below for the Compensation Survey Group that is in effect following the spin-off of PMI.

While there is substantial overlap between these companies and the companies in the Altria Peer Group included in Altria’s Annual Report, there are some differences. These differences result from the fact that the Compensation Survey Group has been designed primarily to include companies with whom we competed for executive talent and whose approach to compensation did not differ greatly from those of U.S.-based multinationals, while the Altria Peer Group was a broader group that included our international business competitors. The companies in the Altria Peer Group in 2007 were Anheuser-Busch Companies, Inc., British American Tobacco plc, Campbell Soup Company, The Coca-Cola Company, ConAgra Foods, Inc., General Mills, Inc., H.J. Heinz Company, The Hershey Company, Kellogg Company, Nestlé S.A., PepsiCo, Inc., The Procter & Gamble Company, Reynolds American Inc., Sara Lee Corporation, Unilever N.V. and UST Inc.

Role of Consultants

As part of the Compensation Committee’s review of the compensation of executive officers, we engage Hewitt Associates to conduct a survey of the companies within the Compensation Survey Group. This survey, called the Total Compensation Measurement Study, collects both compensation and benefits data and summarizes competitive practices. The data is reviewed by the Compensation Committee to help it assess competitive levels of pay and competitive mix of pay elements. In addition, we engage Towers Perrin to provide competitive compensation and benefit information, primarily from public filings, including annual proxy filings, by companies within the Compensation Survey Group. This data, which focuses on chief executive officer pay, is also reviewed by the Compensation Committee.

Neither Hewitt Associates nor Towers Perrin makes any recommendations with respect to the decisions to be made by the Compensation Committee nor do they attend the Compensation Committee meetings.

Stock Ownership Guidelines and Restriction on Hedging

We have established stock ownership guidelines under which executives are expected to hold common stock in an amount equal to a multiple of their base salary as determined by their position. These guidelines are expressed as a number of shares and a dollar value. Executives’ multiples can be satisfied by meeting the lesser of the required number of shares or dollar value. The guidelines were based on the applicable multiple of the salary in effect as of the beginning of the year in which the executive became subject to the guidelines and are set at 12 times base salary for the Chief Executive Officer and at 6, 5 and 4 times base salary for salary bands B, C and D executives, respectively. The required number of shares were based on the multiple times salary divided by the value of shares as of that date, and satisfying the required dollar amount is based on the current value of stock owned. For the purpose of these guidelines, stock ownership includes shares over which the executive has direct or indirect ownership or control, including restricted and deferred stock, but does not include unexercised stock options. Executives have been expected to meet their ownership guidelines within five years of becoming subject to the guidelines. As of December 31, 2007, all of our named executive officers had satisfied their ownership guidelines. Our executive officers are not permitted to engage in hedging activities with respect to our stock.

Policy with Respect to Qualifying Compensation for Deductibility

Our ability to deduct compensation paid to individual officers who are covered by Section 162(m) of the Internal Revenue Code is generally limited to $1.0 million annually. However, this limitation does not apply to performance-based compensation, provided certain conditions are satisfied. The annual and long-term performance incentives and the deferred stock that the Compensation Committee awarded to our covered officers in 2007 were subject to, and made in accordance with, performance-based compensation arrangements previously implemented by us. See “Compensation and Benefits Changes for 2008” below for the maximum amounts that can be paid to officers covered by the compensation formula under our plans in 2008.

Annual Incentives

For those executives whose compensation was subject to the deductibility limitations of Section 162(m), annual incentive awards were contingent upon a compensation formula based on adjusted net earnings that was established by the Compensation Committee at the beginning of the year. Under the formula used to establish the award pool, the maximum amount that could be paid to officers covered by the compensation formula as a group was 0.25% of adjusted net earnings. The maximum award for Mr. Camilleri, as our Chief Executive Officer, was equal to one-third of this pool, and the maximum amount that could be paid for each of the remaining officers covered by the compensation formula was equal to one-sixth of the pool. In addition, individual award amounts were limited to the stockholder-approved maximum of $10 million as provided in the 2005 Performance Incentive Plan. These limits established the maximum annual incentive awards that could be paid; the Compensation Committee retained complete discretion to pay any lesser amounts. All annual incentive awards presented in the Summary Compensation Table and related tables were below these limits. Actual awards to officers covered by the compensation formula were based on the Compensation Committee’s assessment of individual, overall corporate performance, as well as the performance of our businesses, utilizing the negative discretion permitted by Section 162(m).

Long-Term Performance Incentives

Maximum long-term performance incentive awards payable to the officers covered by Section 162(m) were limited by a formula similar to that previously described for annual incentive awards, based on the achievement of cumulative adjusted net earnings during the period as well as by the limits described in the 2005 Performance Incentive Plan approved by stockholders. Under the formula, maximum award amounts that could be paid to the officers covered by the compensation formula as a group were 0.25% of the three-year cumulative adjusted net earnings. The maximum award for Mr. Camilleri, as our Chief Executive Officer, was equal to one-third of this pool, and the maximum amount that could be paid for each of the remaining officers covered by the compensation formula was equal to one-sixth of the pool. In addition, individual awards for the three-year period were limited to the stockholder-approved maximum of $8 million per year as provided in the 2005 Performance Incentive Plan. These limits establish the maximum long-term incentive awards that could be paid; the Compensation Committee retained complete discretion to pay any lesser amounts. We based actual awards paid to our officers on the Compensation Committee’s assessment of overall corporate performance, utilizing the negative discretion permitted by Section 162(m).

Annual Equity Awards

Coincident with the adoption of Financial Accounting Standards No. 123(R) “Share-Based Payments,” or FAS 123R, the Compensation Committee approved the use of a performance pool from which restricted or deferred stock awards may be granted, in amounts up to individually specified proportions of the pool, to those executives whose compensation is subject to the deductibility limitations of Section 162(m). Pursuant to this approval, 2007 and 2008 equity award grants were contingent upon formulas based on adjusted net earnings established by the Compensation Committee at the beginning of 2006 and 2007. The specific limits, as in effect for those years, are as follows:

•

Each year, a maximum grant value was established based on a performance pool equal to 0.50 percent of adjusted net earnings. This formula was approved by the Compensation Committee at the beginning of the year prior to the year in which the equity award was made; for example, the formula was approved in January 2007 for the equity awards that were granted in January 2008.

•

At the conclusion of the performance year, the performance pool was calculated and divided among the officers covered by the compensation formula. As an example, for adjusted net earnings of $9.6 billion, the above formula would yield total potential awards of $48 million. Our Chairman and Chief Executive Officer’s maximum award would be equal to one-third (or $16 million) of the pool and the remaining officers covered by the compensation formula would each be eligible for a maximum award equal to one-sixth (or $8 million) of the pool. Each award is subject to the lesser of the results of this calculation or the maximum share award (1.0 million shares) as provided under the 2005 Performance Incentive Plan approved by stockholders.

These limits established the maximum awards that could be granted; the Compensation Committee has retained complete discretion to pay any lesser amounts. The awards made to our named executive officers for the periods covered in the Summary Compensation Table and related tables were well within these limits. Awards have been granted out of the share pool and accounted for as fixed awards over the restriction period.

We have taken appropriate actions, to the extent feasible, to preserve the deductibility of annual and long-term incentives and equity awards. However, notwithstanding this general policy, the Compensation Committee has authorized, and continues to retain the discretion to authorize, other payments that may not be deductible, if it believes that they are in both our best interests and those of our stockholders. Such determinations include, for example, payment of base salaries to some officers that exceed $1.0 million, with the result that a portion of such officers’ base salaries exceed the deductibility limit. In addition, our covered officers’ compensation has exceeded the $1.0 million deductibility limit because of other elements of their annual compensation, such as vesting of restricted or deferred stock granted before 2007 and dividends or dividend equivalents paid on certain restricted or deferred stock, payments related to the funding of retirement benefits or Target Payments (as defined below) made in lieu of coverage under retirement plans, tax reimbursements, income resulting from payments made pursuant to plans that do not discriminate in favor of executive officers, and perquisites.

Policy Regarding the Adjustment or Recovery of Compensation

We have adopted a policy providing for the adjustment or recovery of compensation in certain circumstances. If the Board of Directors or an appropriate Committee of the Board determines that, as a result of a restatement of our financial statements, an executive has received more compensation than would have been paid absent the incorrect financial statements, the Board or its Committee, in its discretion, shall take such action as it deems necessary or appropriate to address the events that gave rise to the restatement and to prevent its recurrence. Such action may include, to the extent permitted by applicable law, in appropriate cases, requiring partial or full reimbursement of any bonus or other incentive compensation paid to the executive, causing the partial or full cancellation of restricted stock or deferred stock awards and outstanding stock options, adjusting the future compensation of such executive, and dismissing or taking legal action against the executive, in each case as the Board or its Committee determines to be in the best interests of us and our stockholders. The Board has designated the Compensation Committee to implement this policy.

Treatment of Compensation and Benefit Programs At Completion of the Spin-Off of PMI

At completion of the spin-off of PMI, we entered into an Employee Matters Agreement with PMI addressing a number of compensation and benefits matters relating to our and PMI’s employees. In general, prior to the spin-off, PMI’s U.S.-based employees participated in our retirement, health and welfare, and other employee benefit plans. Employees in other jurisdictions were covered by plans that PMI maintained either independently or jointly with us. Following the spin-off, PMI’s U.S.-based employees generally participate in similar plans and arrangements that PMI has established and will maintain. Generally, liabilities for benefits under our retirement plans in which PMI employees participated were assumed by PMI, to the extent such benefits were not already liabilities of PMI. Effective as of the date of the spin-off, we and PMI each retain responsibility for our respective employees and compensation plans. In addition, pursuant to the Employee Matters Agreement, we and PMI generally protect employees transferring between us and PMI before the end of 2008 from any adverse economic impact of such transfer on their benefits.

Following the spin-off, the holder of each outstanding option to purchase our stock received the following stock options with an aggregate intrinsic value (the difference between the exercise price of the options and the fair market value of the underlying stock) equal to the intrinsic value of the stock option immediately prior to the spin-off:

•	a new PMI stock option (issued by PMI) to acquire a number of shares of PMI common stock; and

•	an adjusted Altria stock option (issued by us) for the same number of shares of Altria common stock at a reduced exercise price.

Holders of our restricted or deferred stock awarded prior to January 30, 2008 retained their existing awards and received an equal amount of PMI restricted or deferred stock. The PMI restricted or deferred stock received in the spin-off is subject to the same forfeiture conditions and terms and conditions as the underlying Altria restricted or deferred stock. Recipients of our deferred stock awarded on January 30, 2008, who continue to be employed by us after the spin-off, received additional shares of our deferred stock to preserve the value of their award. Recipients of our deferred stock awarded on January 30, 2008, who were employed by PMI after the spin-off, received substitute shares of PMI deferred stock to preserve the value of their award.

We and PMI cross-reimbursed each other following the PMI spin-off for the “fair value” of options issued to employees of the other party, for the expected value of deferred stock granted to employees of the other party, and for certain other anticipated costs related to equity compensation as well as retirement plans and payments in lieu of retirement plan coverage. Fair value with regard to stock options was determined using Black-Scholes calculations.

Treatment of Compensation and Benefit Programs At Completion of the Spin-Off of Kraft

At the completion of the spin-off of Kraft, we and Kraft entered into an Employee Matters Agreement, pursuant to which, each retained responsibility for our respective employees and compensation plans.

As of the date of the spin-off, the holder of each outstanding option to purchase our stock received the following stock options with an aggregate intrinsic value (the difference between the exercise price of the options and the fair market value of the underlying stock) equal to the intrinsic value of the original stock option:

•	a new Kraft stock option (issued by Kraft under its plan) to acquire a number of shares of Kraft Class A common stock based on the spin-off ratio; and

•	an adjusted Altria stock option (issued by Altria) for the same number of shares of Altria common stock at a reduced exercise price.

The exercise price for the new Kraft option and the adjusted Altria option was determined based on the closing market prices of Altria and Kraft on the Kraft Distribution Date. We and Kraft cross-reimbursed each other following the spin-off for the “fair value” of options issued to employees of the other party. Fair value was determined using Black-Scholes calculations.

Altria employees who held our restricted or deferred stock awarded prior to January 31, 2007 received restricted or deferred shares of Kraft Class A common stock in accordance with the spin-off ratio. The Kraft shares distributed were subject to the same terms and restrictions as the underlying Altria restricted or deferred stock. Any such Kraft shares that were subsequently forfeited by holders of restricted stock were returned to Kraft. Accordingly, shortly after the spin-off, Kraft made a one-time payment to us based on the present rate of anticipated forfeitures. As with stock options, we and Kraft cross-reimbursed each other for the estimated value of deferred stock and certain other securities issued or to be issued to employees of the other party. Each holder of deferred stock awarded on January 31, 2007 received additional shares of Altria deferred stock based on the ratio of the pre-adjustment fair market value of Altria stock to the post-adjustment fair market value of Altria stock on the Kraft Distribution Date. Any Kraft employees who held Altria deferred stock awarded on January 31, 2007 received deferred shares of Kraft Class A common stock in accordance with the spin-off ratio.

Our New Compensation Survey Group

In connection with the spin-off of PMI and the resulting decrease in the size and scope of our business, a review was conducted with the assistance of Hewitt Associates and Towers Perrin to determine an appropriate Compensation Survey Group for us. The review focused on companies that compete with us for talent and:

•	are direct competitors; or

•	have similar market capitalization; or

•	are primarily focused on consumer products (excluding high technology and financial services); and

•	have business generally focused within the U.S.

Using these characteristics as our guide, the Compensation Committee has selected the following 19 companies as our new Compensation Survey Group following the spin-off:

3M Company, Abbott Laboratories, Anheuser-Busch Companies, Inc., Bristol-Myers Squibb Company, Colgate-Palmolive Company, ConAgra Foods, Inc., Eli Lilly and Company, Fortune Brands, Inc., General Mills, Inc., The Hershey Company, Kellogg Company, Kimberley-Clark Corporation, Kraft Foods Inc., Loews Corporation, McDonald’s Corporation, Merck & Co., Inc., Reynolds American Inc., Sara Lee Corporation and UST Inc.

This survey group is comprised of companies that are based in the U.S. and, as a group, have median revenue that is 30% smaller than our previous Compensation Survey Group. As a result, we expect that the data we use to review our programs better reflects our size and scope after the spin-off of PMI.

Compensation and Benefit Changes for 2008

Taking into account our compensation objectives described above, our performance metrics and our new Compensation Survey Group, we have established the following salary ranges for 2008 for our band B through D executives which are lower than the 2007 salary ranges (we no longer have any Swiss-based executives following the spin-off of PMI):

	2008 Annual Base Salary Ranges
Salary Band(1)	Minimum	Midpoint	Maximum
B	$480,000	$790,000	$1,100,000
C	325,000	532,500	740,000
D	250,000	407,500	565,000

(1)	A new salary range has not been established for salary band A.

Annual incentive, equity and long-term incentive target award ranges have not been modified for 2008. The LTIP will continue to include TSR performance versus the Compensation Survey Group, Altria Peer Group and the S&P 500 as a key measure. However, the measures will be expanded to include diluted EPS relative to the Compensation Survey Group, Altria Peer Group and the S&P 500 and multi-year strategic objectives that we believe will contribute to TSR. This change in measures will ensure that the compensation of our senior executives is fully aligned with our most critical business objectives.

The resulting design mix of pay of compensation and benefits relative to the Compensation Survey Group for salary bands B through D is as follows:

Altria 2008 Design Mix of Compensation and Benefits versus the Compensation Survey Group

			Long-Term Incentives
	Base Salary	Annual Incentives	Incentive Cash Awards	Equity Awards	Benefits (1)	Perquisites
Salary Band B
Altria	19%	17%	25%	31%	8%	<1%
Compensation Survey Group (2)	21%	26%	12%	31%	9%	1%

Salary Band C
Altria	21%	17%	17%	31%	13%	1%
Compensation Survey Group (2)	34%	21%	10%	23%	11%	1%

Salary Band D
Altria	26%	16%	12%	29%	15%	2%
Compensation Survey Group (2)	34%	21%	8%	22%	13%	2%

(1)	The benefit percentages represent the average annual value of retirement, healthcare, disability and death benefits and are based on the methodology employed by Hewitt Associates in its Total Compensation Measurement Study. The actual value for any given year will vary based on, among other things, each employee’s age and years of covered service. These benefit percentages are not intended to represent the total value of benefits earned over a career and payable upon retirement.

(2)	75th percentile of the Compensation Survey Group as provided by Hewitt Associates.

To maximize alignment with the interests of stockholders, we generally provide a greater percentage of total compensation in the form of long-term incentive compensation than do the new Compensation Survey Group companies, as follows: salary band B, 56% versus 43%; salary band C, 48% versus 33% and salary band D, 41% versus 30%.

The Compensation Committee has not established a target equity award for Mr. Szymanczyk; consequently no design mix is shown for salary band A.

In addition, the compensation formula established by the Compensation Committee to determine the award pool used to establish the maximum amount that could be paid to officers under Section 162(m) has been modified as a result of the spin-off and the resulting reduction in adjusted net earnings for 2008. The percentages of adjusted net earnings used for the annual incentive, long-term incentive and annual equity award programs have been increased to 0.7%, 0.5% and 1.0% of adjusted net earnings, respectively. Otherwise, the formula is unchanged.

Finally, the Compensation Committee has limited retirement benefits for Mr. Szymanczyk beginning in 2008. The present value of Mr. Szymanczyk’s pension, calculated as if he had continued to participate in the Benefit Equalization Plan, or BEP, and the Supplemental Management Employee’s Retirement Plan, or SERP, cannot exceed $30,000,000.

Summary Compensation Table

The following table sets forth information concerning the cash and non-cash compensation awarded to our named executive officers for 2007 and 2006. The compensation of Mr. Calantzopoulos is not shown as of December 31, 2006 because he was not a named executive officer for that year.

Summary Compensation Table

Non-Equity Incentive Plans
Name and Principal Position	Year	Salary (1)	Stock Awards (2)	Option Awards (2)	Annual Incentive Plan	Long-Term Incentive Plan (3)	Change in Pension Value (4)	All Other Compen- sation(5)	Total Compen- sation
		$	$	$	$	$	$	$	$
Louis C. Camilleri, Chairman of the Board and Chief Executive Officer, Altria Group, Inc.	2007 2006	1,750,000 1,750,000	10,226,119 9,291,095	— —	4,750,000 4,500,000	5,031,250 15,000,000	1,818,775 3,041,262	469,165 409,987	24,045,309 33,992,344

André Calantzopoulos, President and Chief Executive Officer, Philip Morris International, Inc.	2007	1,035,867	2,064,864	—	1,354,810	2,554,150	0	30,026	7,039,717

Dinyar S. Devitre, Senior Vice President and Chief Financial Officer, Altria Group, Inc.	2007 2006	858,000 769,615	1,957,192 1,840,962	— —	1,200,000 1,050,000	2,070,000 5,175,000	1,603,215 2,408,087	262,403 150,312	7,950,810 11,393,976

Steven C. Parrish, Senior Vice President, Corporate Affairs, Altria Group, Inc.	2007 2006	993,000 969,615	2,148,957 2,172,958	4,899,052 —	1,250,000 1,250,000	2,300,000 6,520,000	958,679 943,715	245,310 191,440	12,794,998 12,047,728

Michael E. Szymanczyk, Chairman and Chief Executive Officer, Philip Morris USA, Inc.	2007 2006	1,190,000 1,152,000	2,439,914 2,404,649	976,726 3,672,254	2,150,000 2,000,000	2,760,000 7,675,000	2,272,209 3,597,500	716,367 529,478	12,505,216 21,030,881

Charles R. Wall, Senior Vice President and General Counsel, Altria Group, Inc.	2007 2006	1,060,750 1,010,808	2,458,979 2,415,375	446,456 2,232,281	2,100,000 2,000,000	2,484,000 7,400,000	1,332,895 1,862,371	263,260 196,720	10,146,340 17,117,555
(1)	Base salaries earned in Swiss francs are converted to U.S. dollars using the average conversion rate for 2007 of $1.00 = 1.1987 CHF. Annual and long-term incentive awards are converted to U.S. dollars using the exchange rate on December 31, 2007 of $1.00 = 1.1256 CHF. Included in base salary for Mr. Calantzopoulos is a compulsory, annual, service-based payment (maximum CHF 3,000). The Compensation Committee did not increase Mr. Szymanczyk’s base salary following the spin-off of PMI.

(2)	The amounts shown in these columns represent the annual expense associated with all unvested restricted and deferred stock and stock option awards based on the FAS 123R valuation methodology used in the preparation of Altria audited financial statements, with the exception that the valuation shown in the Summary Compensation Table assumes no forfeitures. See our 2007 Annual Report, Note 2 “Summary of Significant Accounting Polices – Stock Based Compensation” for a description of this methodology. The number of shares awarded and securities underlying options grants received in 2007 together with their grant date values are disclosed in the “Grants of Plan-Based Awards During 2007 Table” below.

(3)	For 2007, reflects amounts paid upon termination of the 2007-2009 performance cycle of the LTIP on December 31, 2007 as a result of the spin-off of PMI. See “2007 Executive Compensation Decisions – Long-Term Performance Incentive Awards” above.

(4)	Reflects the change in the present value of benefits under defined benefit plans listed in the Pension Benefits table plus the Target Payments, also reported in that table, made in lieu of accruals under nonqualified defined benefit plans for service during the applicable year. As a result of increases in the discount rates used to value the retirement benefits, the change in value for Mr. Calantzopoulos which appears as $0 in the table is, in fact, a decrease of $387,292. As a result of the spin-off of Kraft, the changes in pension value reported for Messrs. Camilleri and Szymanczyk for 2007 no longer include their benefits in plans maintained by Kraft.

(5)	Details of All Other Compensation for each of the named executives appear on the following page.

All Other Compensation

	Year	Camilleri	Calantzopoulos	Devitre	Parrish	Szymanczyk	Wall
Target Payments in lieu of Defined Contribution Plan Participation (a)	2007	$228,206	—	$97,819	$126,366	$153,269	$133,938
	2006	$234,134	—	$84,096	$118,756	$143,787	$125,052

Allocation to Defined Contribution Plans (b)	2007	$29,500	—	$33,750	$29,500	$29,500	$29,500
	2006	$29,000	—	$33,000	$29,000	$29,000	$29,000

Reimbursement for Taxes on Assets Held for Retirement (c)	2007	$64,374	—	$96,486	$39,460	$164,925	$81,385
	2006	$4,093	—	—	$2,687	—	$7,457

Personal Use of Company Aircraft (d)	2007	$94,339	—	—	—	$359,579	—
	2006	$103,521	—	—	—	$317,964	—

Car Expenses (e)	2007	$22,825	$22,929	$24,348	$33,236	—	$10,757
	2006	$33,778	—	$23,216	$28,089	$28,727	$26,013

Financial Counseling Services	2007	—	$7,097	$10,000	$10,000	—	$7,680
	2006	—	—	$10,000	$10,000	$10,000	$9,198

Security (f)	2007	$29,921	—	—	$6,748	$9,094	—
	2006	$5,461	—	—	$2,908	—	—

TOTALS	2007	$469,165	$30,026	$262,403	$245,310	$716,367	$263,260
	2006	$409,987	—	$150,312	$191,440	$529,478	$196,720

(a)	The amounts shown are Target Payment amounts paid in early 2008 and 2007 in lieu of continued participation during 2007 and 2006, respectively, in our supplemental defined contribution plans.

(b)	The amounts shown are for allocations to tax-qualified defined contribution plans.

(c)	The amounts shown are reimbursements during 2007 and 2006 for taxes on a portion of prior year earnings on assets held in trusts of individual officers. These assets and payments offset amounts otherwise payable by us or our operating subsidiaries, for vested pre-2005 benefits under supplemental retirement plans and are not intended to increase total promised benefits.

(d)	For reasons of security and personal safety, we require Messrs. Camilleri and Szymanczyk to use company aircraft for all travel. The amounts shown are the incremental cost of personal use of company aircraft and include the cost of trip-related crew hotels and meals, in-flight food and beverages, landing and ground handling fees, hourly maintenance contract costs, hangar or aircraft parking costs, fuel costs based on the average annual cost of fuel per hour flown, and other smaller variable costs. Fixed costs that would be incurred in any event to operate company aircraft (e.g., aircraft purchase costs, depreciation, maintenance not related to personal trips, and flight crew salaries) are not included. Executives are responsible for their own taxes on the imputed taxable income resulting from personal use of the company aircraft.

(e)	Amounts shown for Mr. Camilleri include the incremental cost of personal use of a driver that we provided for reasons of security and personal safety. With respect to Messrs. Devitre, Parrish and Wall, amounts include the annual cost of providing a leased vehicle and operating expenses, including insurance, maintenance and repairs. With respect to Mr. Calantzopoulos, amounts include the cost, amortized over a 5-year period, of a vehicle, including insurance, maintenance and repairs and taxes. Executives are responsible for their own taxes on the imputed taxable income resulting from personal use of company car and car expenses.

(f)	Includes the costs associated with company-provided home security systems. A new system was installed in Mr. Camilleri’s residence in 2007.

Grants of Plan-Based Awards during 2007

Name and Principal Position	Grant Date	Estimated Possible Payouts Under Non-Equity Annual Incentive Plan (1)			Estimated Possible Payouts Under Non-Equity Long-Term Incentive Plan (1)			All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	Grant Date Fair Value of Stock Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Louis C. Camilleri,	2007	—	2,625,000	10,000,000	—	4,375,000	8,000,000
Chairman of the Board
and Chief Executive	1/31/2007							114,470	10,000,099
Officer, Altria Group, Inc.

André Calantzopoulos,	2007	—	999,514	10,000,000	—	2,221,142	8,000,000
President and Chief
Executive Officer,	1/31/2007							24,040	2,100,134
Philip Morris International, Inc.

Dinyar S. Devitre,	2007	—	810,000	10,000,000	—	1,800,000	8,000,000
Senior Vice President and
Chief Financial Officer,	1/31/2007							24,040	2,100,134
Altria Group, Inc.

Steven C. Parrish,	2007	—	900,000	10,000,000	—	2,000,000	8,000,000
Senior Vice President,
Corporate Affairs,	1/31/2007							22,900	2,000,544
Altria Group, Inc.

Michael E. Szymanczyk,	2007	—	1,080,000	10,000,000	—	2,400,000	8,000,000
Chairman and Chief
Executive Officer,	1/31/2007							25,190	2,200,598
Philip Morris USA Inc.

Charles R. Wall,	2007	—	972,000	10,000,000	—	2,160,000	8,000,000
Senior Vice President
and General Counsel,	1/31/2007							25,190	2,200,598
Altria Group, Inc.
(1)	The numbers in these columns represent the range of potential awards as of the time of the grant. Actual awards payable under these plans for 2007 are found in the Annual Incentive Plan and Long-Term Incentive Plan columns of the Summary Compensation Table. See the above discussion of annual and long-term incentive plan awards generally and annual and long-term incentive awards made for 2007. The 2007-2009 LTIP performance cycle commenced on January 1, 2007 and, as discussed above, concluded on December 31, 2007.

(2)	These Altria deferred stock awards vest on February 12, 2010. Dividend equivalents are payable on a quarterly basis throughout the restriction period. The grant date fair value was determined by using the average of the high and the low trading prices of our stock on the grant date. On January 31, 2007, the average of the high and low trading prices of our stock was $87.36. The grant date closing market price of our stock on that day was $87.39. In addition, on January 30, 2008, each of our named executives received Altria deferred stock awards, with a value at such date as follows: Mr. Camilleri, 330,280 shares, $25,352,293; Mr. Calantzopoulos, 27,360 shares, $2,100,154; Mr. Szymanczyk, 28,670 shares, $2,200,709; and Mr. Wall, 27,360 shares, $2,100,154. Mr. Devitre and Mr. Parrish did not receive a stock award as they retired in connection with the spin-off of PMI. See “Treatment of Compensation and Benefit Programs At Completion of the Spin-Off of PMI” and “Treatment of Compensation and Benefit Programs At Completion of the Spin-Off of Kraft” for how each named executive officer’s deferred stock award has been adjusted to reflect the spin-off of PMI and Kraft, respectively.

Outstanding Equity Awards (Altria) as of December 31, 2007

	Option Awards			Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (1) (2) (3)	Market Value of Shares or Units Of Stock That Have Not Vested ($) (4)
Louis C. Camilleri,	171,100	29.809	6/23/2008	1/31/2007	152,527	11,527,991
Chairman of the Board and	387,500	30.020	6/29/2009	1/25/2006	135,000	10,203,300
Chief Executive Officer,	200,000	16.018	1/26/2010	1/26/2005	125,000	9,447,500
Altria Group, Inc.	253,530	33.303	1/31/2011	1/29/2003	175,000	13,226,500
	229,410	36.804	6/12/2011	6/23/1998	61,900	4,678,402
	300,000	39.498	2/27/2012
	300,000	48.782	2/27/2012

André Calantzopoulos,	11,018	39.172	6/23/2008	1/31/2007	32,032	2,420,979
President and Chief Executive Officer,	5,169	39.172	6/29/2009	1/25/2006	28,300	2,138,914
Philip Morris International Inc.	26,383	43.525	1/31/2011	1/26/2005	32,270	2,438,967
	20,756	49.810	6/12/2011

Dinyar S. Devitre,				1/31/2007	32,032	2,420,979
Senior Vice President and Chief				1/25/2006	26,960	2,037,637
Financial Officer,				1/26/2005	29,040	2,194,843
Altria Group, Inc.

Steven C. Parrish,	96,973	56.821	6/23/2008	1/31/2007	30,513	2,306,173
Senior Vice President,	77,220	65.180	6/29/2009	1/25/2006	25,610	1,935,604
Corporate Affairs,	139,796	56.821	6/29/2009	1/26/2005	29,040	2,194,843
Altria Group, Inc.	12,117	34.609	1/26/2010	6/23/1998	61,900	4,678,402
	164,909	49.964	1/26/2010
	32,426	56.821	1/26/2010
	134,820	65.180	1/31/2011
	114,374	65.180	6/12/2011

Michael E. Szymanczyk,	80,671	41.067	6/23/2008	1/31/2007	33,564	2,536,767
Chairman and	39,452	36.860	6/29/2009	1/25/2006	29,650	2,240,947
Chief Executive Officer,	127,543	49.045	6/29/2009	1/26/2005	35,500	2,683,090
Philip Morris USA Inc.	68,337	55.743	6/29/2009	6/23/1998	61,000	4,610,380
	6,757	38.875	1/26/2010
	23,982	35.772	1/26/2010
	42,930	40.984	1/26/2010
	38,373	55.743	1/31/2011
	138,166	53.300	1/31/2011
	54,837	53.300	6/12/2011
	40,844	60.748	6/12/2011
	49,022	63.837	6/12/2011

Charles R. Wall,	131,600	29.809	6/23/2008	1/31/2007	33,564	2,536,767
Senior Vice President and	300,000	30.020	6/29/2009	1/25/2006	29,650	2,240,947
General Counsel,	22,939	16.018	1/26/2010	1/26/2005	35,500	2,683,090
Altria Group, Inc.	19,997	34.181	1/26/2010	6/23/1998	65,800	4,973,164
	175,663	60.748	1/26/2010
	185,920	33.303	1/31/2011
	151,420	36.804	6/12/2011
(1)	These awards vest according to the following schedule:

Grant Date	Vesting Schedule
1/31/07	100% of award vests on 2/12/10.
1/25/06	100% of award vests on 2/11/09.
1/26/05	100% of award vested on 2/4/08.
1/29/03	100% of award vests on 2/3/11.
6/23/98	100% of award vests on 6/23/08.

(2)	Unlike deferred stock awards granted prior to 2007, deferred stock awards granted on January 31, 2007 to Altria employees were not split into both Altria and Kraft awards. Instead, the number of Altria deferred shares awarded was increased to preserve the intrinsic value of the award as follows: Mr. Camilleri’s award increased from 114,470 shares to 152,527 shares; Messrs. Calantzopoulos and Devitre’s awards increased from 24,040 shares to 32,032 shares; Mr. Parrish’s award increased from 22,900 shares to 30,513 shares and Messrs. Szymanczyk and Wall’s awards increased from 25,190 shares to 33,564 shares. See “Treatment of Compensation and Benefit Programs At Completion of the Spin-Off of Kraft” for how options and stock awards have been adjusted to reflect the spin-off of Kraft.

(3)	Dividends and dividend equivalents paid in 2007 on outstanding Altria restricted and deferred stock awards for each of our named executive officers were as follows: Mr. Camilleri, $2,028,553; Mr. Calantzopoulos, $289,712; Mr. Devitre, $270,919; Mr. Parrish, $464,525; Mr. Szymanczyk, $501,224; and Mr. Wall, $516,392.

(4)	Based on closing market price of Altria on 12/31/07 of $75.58.

Outstanding Equity Awards (Kraft) as of December 31, 2007

(Altria equity awards granted before 2007 were split into Altria and Kraft Equity awards on the 2007 spin-off of Kraft by Altria)

	Option Awards				Stock Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable		Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Louis C. Camilleri,	118,405		14.321	6/23/2008	1/25/2006	93,423	3,048,392
Chairman of the Board and	268,158		14.422	6/29/2009	1/26/2005	86,503	2,822,593
Chief Executive Officer	138,404		7.696	1/26/2010	1/29/2003	121,104	3,951,624
Altria Group, Inc.	175,448		16.000	1/31/2011	6/23/1998	42,836	1,397,739
	158,757		17.681	6/12/2011
	207,606		18.976	2/27/2012
	207,606		23.436	2/27/2012

André Calantzopoulos,	7,624		18.819	6/23/2008	1/25/2006	19,584	639,026
President and Chief Executive Officer,	3,577		18.819	6/29/2009	1/26/2005	22,331	728,661
Philip Morris International Inc.	18,257		20.910	1/31/2011
	4,940	(4)	31.000	6/12/2011
	14,363		23.930	6/12/2011

Dinyar S. Devitre,					1/25/2006	18,656	608,745
Senior Vice President and					1/26/2005	20,096	655,732
Chief Financial Officer,
Altria Group, Inc.

Steven C. Parrish,	96,741		27.298	6/29/2009	1/25/2006	17,722	578,269
Senior Vice President,	53,435		31.314	6/29/2009	1/26/2005	20,096	655,732
Corporate Affairs,	22,439		27.298	1/26/2010	6/23/1998	42,836	1,397,739
Altria Group, Inc.	114,120		24.004	1/26/2010
	8,385		16.627	1/26/2010
	93,294		31.314	1/31/2011
	79,146		31.314	6/12/2011
	26,620	(4)	31.000	6/12/2011

Michael E. Szymanczyk,	4,676		18.677	1/26/2010	1/25/2006	20,518	669,502
Chairman and	16,596		17.186	1/26/2010	1/26/2005	24,566	801,589
Chief Executive Officer,	29,708		19.690	1/26/2010	6/23/1998	42,213	1,377,410
Philip Morris USA Inc.	26,554		26.780	1/31/2011
	95,614		25.606	1/31/2011
	37,948		25.606	6/12/2011
	28,264		29.185	6/12/2011
	33,924		30.669	6/12/2011
	32,260	(4)	31.000	6/12/2011

Charles R. Wall,	91,070		14.321	6/23/2008	1/25/2006	20,518	669,502
Senior Vice President and	207,606		14.422	6/29/2009	1/26/2005	24,566	801,589
General Counsel,	15,874		7.696	1/26/2010	6/23/1998	45,535	1,485,807
Altria Group, Inc.	13,838		16.421	1/26/2010
	121,562		29.185	1/26/2010
	128,661		16.000	1/31/2011
	26,620	(4)	31.000	6/12/2011
	104,786		17.681	6/12/2011
(1)	These awards vest according to the following schedule:

Grant Date	Vesting Schedule
1/25/06	100% of award vests on 2/11/09.
1/26/05	100% of award vested on 2/4/08.
1/29/03	100% of award vests on 2/3/11.
6/23/98	100% of award vests on 6/23/08.

(2)	Dividends or dividend equivalents paid in 2007 on outstanding Kraft restricted or deferred stock awards for each of our named executive officers were as follows: Mr. Camilleri, $178,810; Mr. Calantzopoulos, $21,796; Mr. Devitre, $20,151; Mr. Parrish, $41,940; Mr. Szymanczyk, $45,394; and Mr. Wall, $47,122.

(3)	Based on closing market price of Kraft on 12/31/07 of $32.63.

(4)	On February 23, 2007, outstanding Kraft stock options issued by Altria to executives who were employed by Altria, but not Kraft, at the time of the grant were converted to cash settled stock appreciation rights. Otherwise, the terms and conditions, grant price and expiration date remain unchanged.

Stock Option Exercises and Stock Vested (Altria) During 2007

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Louis C. Camilleri, Chairman of the Board and Chief Executive Officer, Altria Group, Inc.	118,600	4,329,168	163,100	14,225,466

André Calantzopoulos, President and Chief Executive Officer, Philip Morris International Inc.	7,853	209,867	36,640	3,175,772

Dinyar S. Devitre, Senior Vice President and Chief Financial Officer, Altria Group, Inc.	—	—	31,580	2,737,197

Steven C. Parrish, Senior Vice President, Corporate Affairs, Altria Group, Inc.	557,654	22,808,400	37,900	3,284,983

Michael E. Szymanczyk, Chairman and Chief Executive Officer, Philip Morris USA Inc.	64,331	2,317,203	37,900	3,284,983

Charles R. Wall, Senior Vice President and General Counsel, Altria Group, Inc.	109,500	3,996,998	37,900	3,284,983

On February 4, 2008, vesting restrictions lapsed for the following restricted and deferred stock awards granted in 2005 with a value at such date as follows: Mr. Camilleri, 125,000 shares, $9,425,625; Mr. Calantzopoulos, 32,270 shares, $2,433,319; Mr. Devitre, 29,040 shares, $2,189,761; Mr. Parrish, 29,040 shares, $2,189,761; Mr. Szymanczyk, 35,500 shares, $2,676,878; and Mr. Wall, 35,500 shares, $2,676,878.

See “Treatment of Compensation and Benefit Programs At Completion of the Spin-Off of Kraft” for how option and stock awards have been adjusted to reflect the spin-off of Kraft.

Stock Option Exercises and Stock Vested (Kraft) During 2007

	Option Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Louis C. Camilleri, Chairman of the Board and Chief Executive Officer, Altria Group, Inc.	82,073	1,455,222

André Calantzopoulos, President and Chief Executive Officer, Philip Morris International Inc.	5,434	73,956

Dinyar S. Devitre, Senior Vice President and Chief Financial Officer, Altria Group, Inc.	—	—

Steven C. Parrish, Senior Vice President, Corporate Affairs, Altria Group, Inc.	142,883	1,806,855

Michael E. Szymanczyk, Chairman and Chief Executive Officer, Philip Morris USA Inc.	218,679	2,458,331

Charles R. Wall, Senior Vice President and General Counsel, Altria Group, Inc.	75,776	1,342,684

On February 4, 2008, vesting restrictions lapsed for the following Kraft restricted and deferred stock awards derived from Altria stock awards granted in 2005: Mr. Camilleri, 86,503 shares, $2,550,541; Mr. Calantzopoulos, 22,331 shares, $658,430; Mr. Devitre, 20,096 shares, $592,531; Mr. Parrish, 20,096 shares, $592,531; Mr. Szymanczyk, 24,566 shares, $724,329; and Mr. Wall, 24,566 shares, $724,329.

In addition, in conjunction with the spin-off of Kraft, cash payments for any resulting fractional stock options, deferred shares or restricted shares were paid to the executives as follows: Mr. Camilleri, $112; Mr. Calantzopoulos, $88; Mr. Devitre, $69; Mr. Parrish, $98; Mr. Szymanczyk, $146; and Mr. Wall, $147.

The Pension Benefits table and the Non-Qualified Deferred Compensation table below generally reflect amounts accumulated as a result of service over the named executive officers’ full careers with us. The increments related to 2007 are reflected in the Change in Pension Value column of the Summary Compensation Table above or, in the case of defined contribution plans, in the All Other Compensation footnote.

PENSION BENEFITS

Name and Principal Position	Plan Name	Number of Years of Credited Service (1) (#)	Present Value of Accumulated Benefits (2)(3) ($)	Payments During Last Fiscal Year (4)
Louis C. Camilleri, Chairman of the Board and Chief Executive Officer, Altria Group, Inc.	Retirement Plan for Salaried Employees Benefit Equalization Plan Supplemental Management Employees' Retirement Plan Target Payments	12.50 9.50 26.33 1.00	479,983 2,208,359 4,085,879 1,754,659	— — — 2,590,080

André Calantzopoulos, President and Chief Executive Officer, Philip Morris International Inc.	Pension Fund of Philip Morris in Switzerland Philip Morris in Switzerland IC Plan Supplemental Pension Plan of Philip Morris in Switzerland	26.00 2.92 2.00	5,114,127 994,680 578,514	— — —

Dinyar S. Devitre, Senior Vice President and Chief Financial Officer, Altria Group, Inc.	Retirement Plan for Salaried Employees Benefit Equalization Plan Supplemental Management Employees' Retirement Plan International Management Benefit Program Retirement Plan Target Payments	29.25 26.25 2.83 1.42 1.00	1,198,689 4,554,189 604,061 498,552 1,801,513	— — — — 1,833,908

Steven C. Parrish, Senior Vice President, Corporate Affairs, Altria Group, Inc.	Retirement Plan for Salaried Employees Benefit Equalization Plan Target Payments	17.58 14.58 1.00	616,414 2,533,509 861,753	— — 711,866

Michael E. Szymanczyk, Chairman and Chief Executive Officer, Philip Morris USA Inc.	Retirement Plan for Salaried Employees Benefit Equalization Plan Supplemental Management Employees' Retirement Plan Target Payments	17.17 14.17 20.08 1.00	647,820 5,026,726 2,937,825 2,601,492	— — — 3,208,041

Charles R. Wall, Senior Vice President and General Counsel, Altria Group, Inc.	Retirement Plan for Salaried Employees Benefit Equalization Plan Target Payments	17.58 14.58 1.00	671,799 4,340,949 1,525,496	— — 1,439,102
(1)	At December 31, 2007, each named executive officer’s total years of service with us or our operating subsidiaries were as follows: Mr. Camilleri, 29.33 years; Mr. Calantzopoulos, 22.92 years; Mr. Devitre, 33.5 years; Mr. Parrish, 17.58 years; Mr. Szymanczyk, 19.0 years; and Mr. Wall, 17.58 years. Years shown in this column are only those taken into account for benefit accrual purposes under the named plan. Additional years may count for purposes of vesting or early retirement eligibility. Differences between each named executive’s total service and the credited service shown for each plan result from prior transfers between entities sponsoring the various plans or from individual agreements under the Supplemental Management Employees’ Retirement Plan, or SERP, described below, except in the case of Target Payments (defined below). Because the Target Payments were year-to-year payments in lieu of continued accrual of benefits under the Benefit Equalization Plan, or BEP, and Altria SERP for service after 2004, the relevant credited service equals one year. The SERP present value shown for Mr. Szymanczyk includes $2,356,120 attributable to years of service credited in excess of his actual years of service, with the remaining portion of that present value being attributable to the unreduced benefit described in the discussion of his SERP agreement below. In the case of Mr. Calantzopoulos, an additional difference of 3.08 years results from the executive’s exercise of a feature of the Pension Fund of Philip Morris in Switzerland that allows employees to purchase additional service credit with additional amounts contributed by the employee from his or her own funds.

(2)	The amounts shown in this column for Mr. Camilleri, Mr. Devitre, Mr. Parrish, Mr. Szymanczyk and Mr. Wall are based on a single life annuity commencing at the earliest date on which, assuming continued employment, the individual would be eligible for benefits that are not reduced for early commencement and otherwise use the same assumptions applied for year-end 2007 financial disclosure under Statement of Financial Accounting Standards No. 87, “Employer’s Accounting for Pensions,” except that the amount shown for Target Payments is the amount actually paid in early 2008 in lieu of 2007 defined benefit accruals under the BEP and the SERP. See Note 16 to our Consolidated Financial Statements in our 2007 Annual Report for a description of this methodology. As a result of payments made to trusts established by certain employees, including our U.S.-based named executive officers, our liabilities or those of our operating subsidiaries under the BEP or the SERP will be less than shown in the table. For Mr. Devitre, the present value amounts shown for the BEP and the SERP include the present values of very small benefits to which he is entitled under local plans in India, which offset benefits under the BEP and SERP. The amounts shown in the column for Mr. Calantzopoulos are based on a joint and survivor 60% annuity commencing at age 62, the earliest date on which, assuming continued employment, the individual would be eligible for benefits that are not reduced for early commencement and are based on the following actuarial assumptions: discount rate 3.75%; mortality table LPP 2000 with load of 2.1% and interest rate on account balances of 4%.

(3)

In addition to the benefits reflected in this column, we and our U.S.-based subsidiaries generally provide a survivor income benefit allowance (SIB allowance) to the surviving spouse and children of an employee who dies while covered by the Retirement Plan for Salaried Employees. In the case of the death of a married employee who has begun receiving benefits, SIB payments to the surviving spouse are only available with respect to those plans under which payments are being made in the form of a single life annuity. The surviving spouse becomes entitled, four years after the employee’s death, to a SIB allowance equal to the amount the spouse would have received had the employee begun receiving monthly payments under the Retirement Plan (and, to the extent applicable, under the BEP and SERP) in the form of a joint and 50% survivor annuity. The present values of such post-retirement SIB benefits for the named executive officers with spouses who would be eligible, assuming their spouses survived them, based on the same mortality and other assumptions used to derive the present values for pension plan benefits, are: Mr. Devitre, $310,655; Mr. Parrish, $206,366; and Mr. Szymanczyk, $260,462. In the case of the pre-retirement death of a married employee prior to age 61, a pre-retirement death benefit in the form of an SIB allowance of 25% of the deceased employee’s base compensation may commence beginning four years after the employee’s death, if the surviving spouse has not remarried. This benefit is reduced by the amount of any pre-retirement survivor allowance payable to the surviving spouse under the Retirement Plan, BEP and SERP and is generally payable in the form of a monthly annuity until the earlier of remarriage or the first day of the month in which the employee would have attained age 65. If the spouse has not remarried and the deceased employee had completed at least five years of service, the SIB allowance beginning after age 65 and payable for the life of the surviving spouse, when combined with the pre-retirement survivor allowance, is equal to the amount the surviving spouse would have received if the employee had continued to work to age 65 at the same base compensation in effect on the date of death, retired and begun receiving payments under the Retirement Plan (and the BEP and the SERP, if applicable) in the form of a joint and 50% survivor annuity.

(4)	The amounts shown in this column represent Target Payments made in early 2007 in lieu of 2006 defined benefit accruals under the BEP and the SERP. Target Payments will not be paid for the plan years after 2007, as discussed under “Target Payments” below.

Plans Maintained by Altria

Pensions for our U.S.-based employees have been payable from a funded tax-qualified pension plan and, to the extent that tax law limitations do not allow paying the full pension under the tax-qualified plan, the balance has been payable under supplemental pension plans. Most of the pension benefits promised to our U.S.-based named executive officers have been provided under the supplemental pension plans. Contributions to the tax-qualified deferred profit-sharing plan are also limited by tax rules, with any amount above the limits being credited under the supplemental deferred profit-sharing plan. However, accruals and allocations under these supplemental plans ceased at the end of 2004 for a number of employees, including all of our U.S.-based named executive officers, and were replaced by the Target Payments described under the caption “Target Payments” below.

With respect to the supplemental retirement plan benefits earned for service before 2005, since 1996, we have paid amounts to individual trusts established by a number of employees or to employees themselves that serve to offset the benefits payable under the plans. These pre-2005 benefits promised to employees no longer participating in the supplemental plans have remained in place, but additional funding payments have been discontinued.

Retirement Plan for Salaried Employees

The tax-qualified Retirement Plan for Salaried Employees, or the Retirement Plan, is a non-contributory plan maintained for the benefit of certain of our employees and those of our operating subsidiaries. Subject to tax law limits noted in the discussion of the Benefit Equalization Plan, below, compensation taken into account consists of the amount shown as annual salary and annual incentive in the Summary Compensation Table. However, the compensation taken into account for employees in salary bands A and B under all of the arrangements described in this discussion of “Plans Maintained by Altria” has been limited to annual salary and the lesser of their actual or their target annual incentive payable, assuming a business unit rating of 100 and a personal rating of “Exceeds,” with respect to service in 2006 and later years. This change does not apply to individuals who attain age 55 by December 31, 2006. The only named executive officer currently affected is Mr. Camilleri.

The pension formula generally applicable to calculate benefits for salaried employees provides for lifetime benefits following termination of employment equal to 1.75% of the employee’s highest average annual compensation (annual salary plus annual incentive) during a period of five consecutive years (minus 0.30% of such compensation up to the applicable Social Security covered compensation amount) times years of credited service (up to a maximum of 35). Social Security covered compensation is generally an amount equal to the average of the Social Security taxable wage bases for the 35-year period that ends in the year the participant reaches age 65. This amount is expressed as a single life annuity payable commencing at normal retirement age. The amount may be reduced as a result of permitted elections of continued payments to beneficiaries in the event of the employee’s death or for commencement of payments before attaining normal retirement age.

Employees who terminate employment before age 55 with vested benefits may elect to commence payment of their accrued pensions after attaining age 55. For such employees, the election to commence payments before age 65 results in a reduction in the annual amount payable at a rate of 6% per year multiplied by the number of full and partial years by which benefit commencement precedes attainment of age 65. For employees who continue in employment until age 55 or older, the reduction for early commencement is 6% for each year by which commencement precedes age 60. Thus, for example, the annual benefit a vested employee could immediately begin receiving at age 55 increases from 40% to 70% of the annuity payable at normal retirement age if the employee continues to work until age 55 before retiring.

If an employee has 30 years of service and is age 55 or older, or is 60 or older with five years of service, the annuity immediately payable on early retirement is 100% of that payable at normal retirement age. The result of becoming eligible for such an early retirement benefit is a substantial increase in the present value of the pension. Messrs. Devitre, Parrish, Szymanczyk and Wall are currently eligible for early retirement.

Benefit Equalization Plan

Tax laws applicable to the funded tax-qualified Retirement Plan limit the five-year average annual compensation that can be taken into account under the tax-qualified plan. As a result of these or certain other tax requirements, only a portion of the benefits calculated under the pension formula described above can be paid to the named executive officers and a number of other employees from the Retirement Plan. To compensate for benefits that would be lost by the application of these tax limits, all of the U.S.-based named executive officers accrued supplemental benefits with respect to accredited service in years before 2005 under the BEP. Generally, the benefits accrued under the nonqualified BEP equal the difference between the pension benefits determined under the Retirement Plan provisions described above, disregarding the tax law limits, and those that actually can be provided from the Retirement Plan after taking those limits into account.

Supplemental Management Employees’ Retirement Plan

Supplemental Management Employees’ Retirement Plan, or SERP, provides a framework for certain other retirement benefits that cannot be paid under the Retirement Plan because of tax limitations and that do not fit within the design of the BEP. The benefits provided under the SERP to any individual employee are determined in accordance with the provisions of an agreement between the individual and us. Messrs. Camilleri, Devitre and Szymanczyk have entered into SERP agreements with us.

        Mr. Camilleri: Mr. Camilleri was designated a participant in the SERP in 1996 pursuant to which he was provided with a SERP benefit equal to the additional pension benefit he would receive under the Retirement Plan and the BEP if his benefits under those plans were calculated taking into account all of his service with us and our subsidiaries, including his service while covered by our plans in Switzerland (16 years and 5 months) and additional service (5 months) under Kraft pension plans. This SERP benefit is offset by any other employer-provided pension benefits. Mr. Camilleri has waived any entitlement to benefits under our Swiss plan leaving only his Kraft pension plan benefits as an offset. His SERP agreement also limits the service that can be taken into account in calculating his benefits under the SERP so that such service, when combined with his other years of service with us and our affiliates, cannot exceed 35 years, and ensures that on termination of employment at or after age 55 he will be able to elect between actuarially equivalent benefit forms providing survivor benefits to his former spouse under either 50% or 100% joint and survivor options.

        Mr. Devitre: Similarly, to reflect his service with us and our subsidiaries in India, Mr. Devitre is entitled under the SERP agreements entered into in 1998 and 2004 to an annual SERP benefit equal to 2.833 years of service multiplied by 1.75% of his final average earnings as of his retirement date, but offset by the retirement benefits he became entitled to under a plan in India as a result of that service.

        Mr. Szymanczyk: During 2002, in order to provide a retention incentive to Mr. Szymanczyk, we entered into a SERP agreement providing an enhancement to the benefits payable to him under the Retirement Plan and the BEP. This enhancement provided that if Mr. Szymanczyk continued employment until age 55, he would be credited with an additional five years of service for all purposes and receive his pension benefit without reduction for early commencement of payments. For employment beyond age 55, he would be credited with two years of service for each year of service until age 60. Mr. Szymanczyk attained age 55 in January 2004. Beginning with 2005, he ceased to accrue additional benefits under the BEP and the SERP, and the extra year of service to which he was entitled for each year of service until age 60 and his ability to receive his pension benefit without reduction for early commencement were compensated for as part of the Target Payments he received in lieu of continued accruals under those plans. Additionally, the Compensation Committee has limited retirement benefits for Mr. Szymanczyk beginning in 2008. The present value of Mr. Szymanczyk’s pension, calculated as if he had continued to participate in the BEP and the SERP, cannot exceed $30,000,000.

As noted previously, since 1996, we or our operating subsidiaries have made funding payments to individual trusts established by a number of employees or directly to the employees themselves. These amounts offset benefits otherwise payable at the employee’s retirement for pre-2005 vested benefits promised under both the pension and deferred profit sharing portions of the BEP and the SERP and have not been intended to increase total promised benefits. During 2007, a deposit of $139,975, less applicable tax withholding, was deposited into the trust established by Mr. Parrish with respect to pre-2005 benefits under the BEP or the SERP. No other named executive officers received deposits into their trusts with respect to pre-2005 benefits under the BEP or the SERP.

Target Payments

Beginning with 2005, arrangements were implemented to ensure compliance with tax legislation enacted at that time. Under the arrangements, most employees (including all of the U.S.-based named executive officers) who are eligible for the individual trust payments noted above have not accrued additional benefits under the BEP or the SERP. Instead, they received current payments calculated to approximate (after paying taxes on the payments) the after-tax value of the additional benefits they would have earned had they remained covered by these plans. These “Target Payments” have been made annually shortly after the close of each calendar year during which employment continues, subject to our right to discontinue the payments. Like the payments made for pre-2005 plan benefits, these payments have been made to individual trusts established by the employees, including all of the U.S.-based named executive officers, or to the employees themselves. They were not intended to represent an increase from the benefits previously promised to employees. Instead, the annual Target Payments were intended to provide amounts that employees could have saved for retirement and that had a value approximating the additional supplemental retirement plan accruals they would no longer receive.

These payments completely replaced post-2004 coverage under the supplemental retirement plans for the employees who received them from the beginning of 2005 to the beginning of 2008. The amounts of the payments varied from year to year depending on an employee’s age, salary changes, interest rates, whether the employee would have become eligible for early retirement benefits had he or she continued to be covered by the supplemental retirement plans, and other factors, just as the value of continued plan coverage would have varied from year to year based on such factors.

The portion of the Target Payment that replaced participation in the defined benefit portion of the BEP and the SERP for 2007, which was paid in early 2008, is reported under the “Present Value of Accumulated Benefits” column in the Pension Benefits table above. The Target Payment amounts shown in the column headed “Payments During Last Fiscal Year” is the amount paid in early 2007 in lieu of such participation for 2006. Target Payments that replaced participation in the deferred profit sharing plan portion of the BEP are reported under “All Other Compensation” in the Summary Compensation Table, and are shown above.

The material assumptions used in determining the benefits that our named executive officers receiving Target Payments would have accrued for service during 2007 under the defined benefit portions of the BEP and SERP if they had remained participants in those plans (and thus the Target Payments that replaced such benefits and are reported in the table) were as follows:

•	for determining lump sum values, a discount rate of 4.3692% and mortality rate based on the 1994 Group Annuity Reserving table;

•	a cost for providing annuity benefits based on the average of contract rates proposed by four insurance companies;

•	retirement at the later of early retirement eligibility or current age;

•	five-year average annual compensation taking into account 2007 salary and annual incentive paid in 2007; and

•	income taxes at the highest applicable rates on benefits they otherwise would have received, on the Target Payments and on earnings on the individual trust investments made with such Target Payments.

The Target Payment amounts have also been adjusted to reflect any needed corrections in estimated data previously used and experience deviations from assumptions previously employed to help ensure that the Target Payments closely approximated the value of the BEP and SERP benefits foregone.

Beginning with the 2008 plan year, we will not continue to make Target Payments as we have done in the past. Instead, we will implement unfunded retirement benefits of equivalent value.

International Management Benefit Program Retirement Plan

For some of his service with us outside the United States, Mr. Devitre is entitled to a benefit under the International Management Benefit Program Retirement Plan, or IMBP, an unfunded arrangement that provides retirement benefits to participants for periods of service not taken into account under the Retirement Plan. The IMBP provides a benefit based on a formula that is essentially the same as that used under the Retirement Plan and takes into account all of a participant’s service with us (up to 40 years). The amount derived from this formula is then reduced by the amount of pensions, foreign social security and similar payments payable to the participant for the same service. Early retirement benefits are payable to participants pursuant to criteria identical to those used under the Retirement Plan. Mr. Devitre is eligible for early retirement under the IMBP.

Plans Maintained by PMI

Prior to the spin-off of PMI, we maintained the following pension plans for our Swiss-based employees. Following the spin-off, we will no longer have employees outside the U.S. and will no longer maintain these plans.

Retirement Plans for Swiss-Based Employees

Pensions for Swiss-based employees, including Mr. Calantzopoulos, were payable from a funded defined benefit pension plan and defined contribution incentive compensation (IC) plan qualifying for favorable treatment under Swiss law. To the extent that Swiss tax or other limitations do not allow paying the full pension under the qualified plans, the balance was payable under a supplemental pension plan.

Pension Fund of Philip Morris in Switzerland

Almost all Swiss-based employees over 25 years of age, including Mr. Calantzopoulos, were covered by the Pension Fund of Philip Morris in Switzerland, a broad-based contributory funded plan providing defined benefit retirement, disability and death benefits up to limits prescribed under Swiss law. Retirement benefits are expressed as an annuity at normal retirement age equal to 1.8% of the participant’s five-year average pensionable salary (base salary minus 2/9 of such compensation up to the social security limits (17,640 CHF in 2007)) multiplied by years of credited service (to a maximum of 41). Employees contribute 6% of their pensionable salary to the Fund. Subject to certain conditions, participants could elect to receive pension benefits entirely or partially in a lump sum. For determining lump sum values, a discount rate of 4% and the LPP 2000 mortality table is used. The LPP mortality table is a commonly used mortality table in Switzerland. For an employee who completed 30 years of service and retired at age 62, this would have translated into payments equivalent to a pension of 54% of five years annual average pensionable salary. For an employee with the maximum credited service of 40 years at age 65, this “replacement ratio” would have been approximately 72% of average salary. Participants could retire and commence benefits as early as age 58; however, for each year of retirement before age 62, the 1.8% multiplier used to calculate the amount of the retirement pension is reduced (at age 58 the multiplier is 1.56%).

Swiss law permits participants in a pension plan to make additional voluntary contributions to the pension plan to compensate for missing years of credited service, provided that no service can be credited prior to the plan’s minimum age (age 25, in this case). Participants could also make additional voluntary contributions to the pension plan to increase the early retirement multiplier in the case of early retirement up to the maximum multiplier of 1.8% applied to years of service or to purchase future years of service not to exceed service until age 65. These employee contributions were not matched by us and were credited with interest at 70% of the rate earned by the plan. Upon retirement, the account balance is converted using the plan’s lump sum factors as described above to determine the additional benefits that would have been provided. Such contributions would be fully tax deductible in Switzerland by the employee at the time of contribution.

If an employee terminated employment with us before age 58, the lump sum value of the pension calculated using the lump sum factors would have been transferred to either a new pension fund or to a blocked bank account until early retirement age would be reached. An employee who was age 50 or older upon termination of employment would have been able to elect, under certain conditions, to remain in the plan as an external member. In this case, neither the employee nor the employer could have contributed any further funds. At any time between the age of 58 and 65 the former employee would have been able to elect to take retirement in the form of a pension, a lump sum or a mix of both.

Philip Morris in Switzerland IC Plan

Swiss-based employees eligible to participate in the Annual Incentive program described above were also eligible to participate in the Philip Morris in Switzerland IC Plan, a funded plan which, for the Swiss-based executive officers, provided for participant contributions of up to 1.5% of pensionable salary (as defined above), subject to maximum tax law limits, and an equal matching contribution from the employer. As with the pension plan, participants could make additional voluntary contributions subject to certain terms and conditions. Benefits ultimately received depended on interest rates set by the Pension Board of the plan (which consists of members appointed by the employer and an equal number selected by participants in the plan) and were payable in a lump sum or as an annuity. The plan guaranteed that there was no loss of principal on either the employee contributions or the company match. In 2007, the plan earned 3.9% and credited 2.7% on plan balances.

If an employee had terminated employment with us before age 58, the employee’s account value (employer and employee) would have been transferred to either a new pension fund or to a blocked bank account until early retirement age is reached. An employee who was age 50 or older upon termination of employment would have been able to elect under certain conditions to remain in the plan as an external member. In this case, neither the employee nor the employer would have been able to contribute any further funds to the plan although interest would accrue on the account balance. At any time between the age of 58 and 65, the former employee would then be able to elect to take retirement in the form of a lump sum payment or as an annuity.

Supplemental Pension Plan of Philip Morris in Switzerland

For some Swiss-based employees, including Mr. Calantzopoulos, the laws and regulations applicable to the Pension Fund of Philip Morris in Switzerland and the Philip Morris in Switzerland IC Plan limited the benefits that could have been provided under those plans. These employees participated in a Supplemental Pension Plan under which an amount was calculated and deposited annually in a group trust to make up for the difference between the full pension an employee would have received if these plans were not subject to such limitations. However, these elements did not serve to increase the amount that an individual would have received absent such limits.

In the event of termination of employment with us, the provisions of the Pension Fund of Philip Morris in Switzerland and the Philip Morris in Switzerland IC Plan applied. As the Supplemental Plan was not a tax-qualified plan, the benefits from this plan, when paid, would be grossed-up for taxes.

In determining the amount of the annual deposit, the assumptions used were the same as those listed above for the Pension Fund of Philip Morris in Switzerland.

Non-Qualified Deferred Compensation

Name and Principal Position	Plan Name	Executive Contributions in 2007 ($)	Registrant Contributions in 2007 ($)	Aggregate Earnings in 2007 ($) (1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of December 31, 2007 ($) (2)
Louis C. Camilleri, Chairman of the Board and Chief Executive Officer, Altria Group, Inc.	Deferred Profit Sharing Benefit Equalization Plan	—	—	73,282	—	1,569,985

Dinyar S. Devitre, Senior Vice President and Chief Financial Officer, Altria Group, Inc.	Deferred Profit Sharing Benefit Equalization Plan	—	—	9,814	—	210,259

Steven C. Parrish, Senior Vice President, Corporate Affairs, Altria Group, Inc.	Deferred Profit Sharing Benefit Equalization Plan	—	—	51,959	—	1,113,158

Michael E. Szymanczyk, Chairman and Chief Executive Officer, Philip Morris USA Inc.	Deferred Profit Sharing Benefit Equalization Plan	—	—	61,875	—	1,325,598

Charles R. Wall, Senior Vice President and General Counsel, Altria Group, Inc.	Deferred Profit Sharing Benefit Equalization Plan	—	—	53,189	—	1,139,517
(1)	The amounts in this column consist of amounts credited as earnings for 2007 on account balances attributable to pre-2005 participation under the defined contribution portion of the BEP. These amounts do not constitute above-market earnings and, accordingly, are not included in amounts reported in the Summary Compensation Table above.

(2)	The aggregate balances shown include allocations reported in the Summary Compensation Table for previous years in the following amounts: for Mr. Camilleri, $1,136,324; for Mr. Parrish, $394,177; for Mr. Szymanczyk, $763,925; and for Mr. Wall $489,714. Additional allocations in years when these individuals were not named executive officers included in the Summary Compensation Table were: for Mr. Devitre, $177,588 (additional allocations with respect to a prior period of employment with us, which were previously distributed, are excluded from this amount); for Mr. Parrish, $384,941; for Mr. Szymanczyk, $146,353; and for Mr. Wall, $301,026. The previous years’ allocations for Mr. Camilleri include amounts attributable to a 1996 allocation of $34,861 under a supplemental profit-sharing allowance agreement continuing his non-qualified Deferred Profit-Sharing allocation at the level applicable under the defined contribution plans during a period of approximately five months during which he was employed by Kraft Foods International. As a result of payments made to trusts established by the named executive officers, as described previously in the discussion of the SERP, our liabilities or those of our subsidiaries are less than the amounts shown in the table.

Mr. Calantzopoulos did not participate in the Deferred Profit Sharing Benefit Equalization Plan.

Deferred Profit Sharing and Benefit Equalization Plans

The BEP also provides benefits that supplement those that are provided under the tax-qualified Deferred Profit Sharing Plan for Salaried Employees maintained by us, or DPS Plan. Under the DPS Plan, we make a contribution on behalf of each participant for each year. The contribution is determined by a formula relating to our profits (but is capped at 15 percent of DPS participants’

aggregate compensation), which has generally resulted in the contribution for any participant (subject to the tax law limit described below) equaling 15% of the participant’s compensation for the year. For purposes of the DPS Plan, compensation is defined as the amount reported as annual salary in the Summary Compensation Table.

As is the case with the Retirement Plan, applicable tax laws limit the amount of compensation ($225,000 for 2007) that can be taken into account under the DPS Plan for any year and impose other limits on the amounts that can be allocated to individuals. A participant whose salary was more than that amount or who was otherwise affected by tax law limits has a contractual promise from us to be paid an amount generally equal to the additional benefits the participant would have received under the DPS Plan but for the application of the tax law limits. To record that promise, bookkeeping accounts have been maintained under the BEP for each participant. For each year, an amount is credited to the account maintained for the participant equal to the difference between the amount that otherwise would have been contributed to the DPS Plan on the participant’s behalf for the year and the amount that was actually contributed. The U.S.-based named executive officers were credited with such allocations for their service in years before 2005. A further notional allocation is made annually to reflect what the amount credited to the participant’s account under the BEP would have earned if that account were invested in a specified investment fund maintained under the DPS Plan. The DPS fund used as an earnings measure under this portion of the BEP was invested in a variety of high-quality fixed-income instruments with strong credit ratings and, for 2007, produced earnings at a rate of approximately 4.9%. Participants typically receive their benefits upon termination of employment in a lump sum or, if elected in advance, as a deferred lump sum payment or in installments over up to a number of years not to exceed their life expectancy.

As described above, in prior years, we and our operating subsidiaries made funding payments to individual trusts established by a number of employees or directly to the employees themselves. These amounts reduce benefits otherwise payable at retirement for vested benefits promised under the BEP and are not intended to increase total promised benefits. For service after 2004, allocations (other than allocations of earnings on amounts previously credited) under this portion of the BEP ceased for most employees who were eligible for these payments. Instead, these employees, including the U.S.-based named executive officers, received payments described under the “Target Payments” heading above. The promised benefits earned for service before 2005 remained in place, but additional funding payments have been discontinued.

Employment Contracts, Termination of Employment and Change of Control Arrangements

We do not have change of control agreements with any of the named executive officers. Under the terms of our stockholder-approved equity and incentive compensation plans that apply to all participants in those plans, however, a change of control of Altria Group, Inc. would have the following consequences:

•	any options or stock appreciation rights would become vested and exercisable;

•	the restrictions on outstanding restricted stock or deferred stock would lapse;

•	unless otherwise determined by the Compensation Committee, awards of the types described in the above two bullets would be cashed out at the change in control price;

•	fully earned but unpaid incentive awards would become payable; and

•

annual and long-term incentive awards for performance cycles not yet completed as of the change of control date would become payable based on a proration (the number of full or partial completed months divided by the total number of months in the performance cycle) of the maximum award opportunity for the cycle.

For these purposes, a change in control occurs: (i) upon an acquisition of 20% or more of either our common stock or the voting power of our voting securities, excluding certain acquisitions involving us or our affiliates or where our beneficial owners continue to meet certain ownership thresholds; (ii) when members of our Board as of the effective date of the 2005 Altria Performance Incentive Plan, or thereafter nominated or elected by such members, cease to constitute a majority of our Board; (iii) upon certain reorganizations, mergers, share exchanges and consolidations involving us; or (iv) upon our liquidation or dissolution, or sale of substantially all of our assets, with limited exceptions. The amounts that would have become payable on a change of control of Altria, calculated as if a change of control occurred on December 31, 2007, are as follows:

	Unvested Restricted Stock (1)	Completed 2007 Annual Incentive Cycle (2)	Completed 2007-2009 Long-Term Incentive Cycle (3)	Total
Camilleri	$60,304,041	$8,000,000	$8,000,000	$76,304,041
Calantzopoulos	$8,366,547	$4,000,000	$4,000,000	$16,366,547
Devitre	$7,917,936	$4,000,000	$4,000,000	$15,917,936
Parrish	$13,746,762	$4,000,000	$4,000,000	$21,746,762
Szymanczyk	$14,919,685	$4,000,000	$4,000,000	$22,919,685
Wall	$15,390,866	$4,000,000	$4,000,000	$23,390,866

(1)	Assumes the change of control price is equal to the closing market price of Altria of $75.58 and Kraft of $32.63 on December 31, 2007.

(2)	Assumes maximum award payable under the Annual Incentive Award program in accordance with the Section 162(m) formula described above.

(3)	Assumes maximum award payable under the Long-Term Incentive Plan in accordance with the Section 162(m) formula described above.

Benefits payable under our retirement plans and the non-qualified deferred compensation plan are discussed above. None of those plans nor any other related agreements provide our executive officers, including our named executive officers, with an additional enhancement, early vesting or other benefit in the event of a change in control or termination of employment, except for certain plan provisions applicable to all plan participants that in the event of a change in control ensure vesting and continuation of profit-sharing contributions for the year of a change in control and the following two years. All named executive officers were already fully vested. Similarly, no special provisions apply to named executive officers with respect to continued medical, life insurance or other insurance coverage following termination of employment whether or not in connection with a change in control.

Involuntary Separation Without Cause

In the event of involuntary separation without cause, our salaried employees, including all of our named executive officers, are eligible to receive severance. The amount of severance paid varies based on a number of factors including the circumstances of the termination and the number of years of service provided to us by the executive. Salaried employees, including our named executive officers, are entitled to severance of up to 12 months of base salary based on years of service with us. Any amounts in excess of that, including cash in lieu of restricted or deferred stock or pro-rated incentive plan payments, are paid contingent upon execution of a non-compete/non-solicitation agreement or general release of claims. Periods for which employees are entitled to regular severance payments and, in some circumstances, additional severance periods agreed to in connection with non-compete/non-solicitation or general release agreements, may be counted toward vesting and eligibility for early retirement under our pension plans and for purposes of our post-retirement medical plans.

In addition, for executive officers employed in jurisdictions outside of the U.S., the laws of those jurisdictions could have required us to provide severance pay and/or benefits upon an involuntary separation. After the spin-off, we no longer have employees in jurisdictions outside of the U.S. and therefore are not subject to such laws.

Retirement Provision for Mr. Szymanczyk

We entered into an enhanced retirement agreement with Mr. Szymanczyk during 2002 which will remain in force for the duration of Mr. Szymanczyk’s employment with us subject to the limitation decided in January 2008 that is discussed above. The details of this agreement are discussed above.

Retirement of Messrs. Devitre and Parrish

In connection with the spin-off of PMI, Messrs. Devitre and Parrish elected to take early retirement. The benefits that they received upon their retirement are the same as those offered to all employees who were retirement-eligible and left or will be leaving us as a result of the spin-off, referred to as the “Enhanced Separation Package.” Most of the terms of the Enhanced Separation Package are similar to the benefits described in “Involuntary Separation Without Cause” described above and, contingent upon agreement to a general release of claims, are as follows:

•	Severance payments of 3 weeks of base salary for each year of service (both received the maximum severance of 12 months of base salary);

•	Pro-rated target annual incentive payment for 2008 for their service prior to the spin-off;

•	Pro-rated payment in lieu of outstanding restricted or deferred stock granted prior to 2008;

•

Pension enhancement recognizing an additional 5 years of age and vesting service for the purposes of calculating early retirement benefits under all of our retirement plans, subject to a minimum value of 6 months of base salary; and

•	Completion bonus of 1 month of base salary for each year of service paid as a lump sum (both received the maximum completion bonus of 12 months of base salary).

AUDIT COMMITTEE MATTERS

Audit Committee Report for the Year Ended December 31, 2007

To Our Stockholders:

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal accounting control. The Audit Committee monitors the Company’s financial reporting processes and systems of internal accounting control, the independence and the performance of the independent auditors, and the performance of the internal auditors.

The Audit Committee has received representations from management that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee has discussed with the independent auditors their evaluation of the accounting principles, practices and judgments applied by management, and the Audit Committee has discussed any items required to be communicated to it by the independent auditors in accordance with regulations promulgated by the Securities and Exchange Commission and the Public Company Accounting Oversight Board and standards established by the American Institute of Certified Public Accountants and the Independence Standards Board.

The Audit Committee has received from the independent auditors written disclosures and a letter describing any relationships with the Company that may bear on their independence and has discussed with the independent auditors the auditors’ independence from the Company and its management. The Audit Committee has pre-approved all fiscal year 2007 audit and permissible non-audit services provided by the independent auditors and the fees for those services. As part of this process, the Audit Committee has reviewed the audit fees of the independent auditors. It has also reviewed non-audit services and fees to assure compliance with regulations prohibiting the independent auditors from performing specified services that might impair their independence as well as compliance with the Company’s and the Audit Committee’s policies.

The Audit Committee discussed with the Company’s internal auditors and independent auditors the overall scope of and plans for their respective audits. The Audit Committee has met with the internal auditors and the independent auditors, separately and together, with and without management present, to discuss the Company’s financial reporting processes and internal control over financial reporting. The Audit Committee has reviewed significant audit findings prepared by the independent auditors and those prepared by the internal auditors, together with management’s responses.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

Audit Committee:

Lucio A. Noto, Chair

Elizabeth E. Bailey

J. Dudley Fishburn

Robert E. R. Huntley

George Muñoz

John S. Reed

Stephen M. Wolf

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent specifically incorporated by reference therein.

Independent Auditors’ Fees

Audit Fees

Aggregate fees, including out-of-pocket expenses, paid to our auditors, PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), were comprised of the following (in millions):

	2007 Actual	2006 Actual
Audit Fees (1)	$21.6	$33.9
Audit-Related Fees (2)	2.3	4.5
Tax Fees (3)	8.3	10.2
All Other Fees (4)	0.2	0.4

TOTAL	$32.4	$49.0

(1)	Fees and expenses associated with professional services rendered by PricewaterhouseCoopers in connection with (i) the audit of the Company’s consolidated financial statements and internal control over financial reporting, including statutory audits of the financial statements of the Company’s affiliates; (ii) reviews of the Company’s unaudited condensed consolidated interim financial statements; and (iii) reviews of documents filed with the Securities and Exchange Commission. The principal reason for the significant decrease in audit fees in 2007 as compared to 2006 is the Company’s spin-off of Kraft, which occurred on March 30, 2007.

(2)	Fees and expenses for professional services rendered by PricewaterhouseCoopers for audit-related services, which include due diligence related to acquisitions and divestitures, employee benefit plan audits, accounting consultations and procedures relating to various other audit and special reports.

(3)	Fees and expenses for professional services rendered by PricewaterhouseCoopers in connection with U.S. and foreign tax compliance assistance, consultation and advice on various foreign tax matters, transfer pricing documentation for compliance purposes and advice relating to customs and duties compliance matters.

(4)	Fees and expenses relating to licensing fees for accounting research and internal audit documentation software and other miscellaneous professional services.

Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of service and is subject to a specific budget. The Audit Committee requires the independent auditors and management to report on the actual fees charged for each category of service at Audit Committee meetings throughout the year.

During the year, circumstances may arise when it may become necessary to engage the independent auditors for additional services not contemplated in the original pre-approval. In those instances, the Audit Committee requires specific pre-approval before engaging the independent auditors. The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee for those instances when pre-approval is needed prior to a scheduled Audit Committee meeting. The Chair of the Audit Committee must report on such approvals at the next scheduled Audit Committee meeting.

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has selected PricewaterhouseCoopers as the Company’s independent auditors for the fiscal year ending December 31, 2008 and has directed that management submit the selection of independent auditors to stockholders for ratification at the Annual Meeting. Representatives of PricewaterhouseCoopers are expected to be present at the meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholder ratification of the selection of PricewaterhouseCoopers as the Company’s independent auditors is not required by the Company’s By-Laws or otherwise. However, we are submitting the selection of PricewaterhouseCoopers to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its stockholders.

The Board recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers, and proxies received by the Company will be so voted unless stockholders specify a contrary choice in their proxies.

STOCKHOLDER PROPOSALS

PROPOSAL 1 – SHAREHOLDER SAY ON EXECUTIVE PAY

Chris Rossi, P.O. Box 249, Boonville, Calif. 95415, claiming beneficial ownership of 1,500 shares of Company stock, sponsors this proposal.

RESOLVED, that shareholders of our company request our board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Investors are increasingly concerned about mushrooming executive pay which often appears to be insufficiently aligned with the creation of shareholder value. As a result, in 2007 shareholders filed more than 60 “say on pay” resolutions with companies, averaging a 42% vote. In fact, seven resolutions exceeded a majority vote. Aflac (AFL) decided to present such a resolution to a shareholder vote in 2009. A bill to provide for annual advisory votes on executive pay passed in the U.S. House of Representatives by a 2-to-1 margin.

The advantage of adopting this proposal should also be considered in the context of our company’s overall corporate governance. For instance in 2007 the following governance status was reported (and certain concerns are noted):

•	Total actual compensation for our CEO, Mr. Camilleri, was $42 million in 2006.
•

The Corporate Library http://www.thecorporatelibrary.com, an independent investment research firm, believes that this executive pay level represents a significant risk for shareholder interests and is unjustified since total shareholder return relative to the S&P 500 was a modest 4% in 2006.

•	Furthermore, Mr. Camilleri’s total annual compensation is among the very highest for firms of this size. This raises concerns over the alignment of executive interests with shareholder interests.
•	The Corporate Library rated our company:

“D” in Corporate Governance.

“Very High Concern” in CEO Compensation.

“High Governance Risk Assessment”

Additionally:

•	We had no Independent Chairman – Independent oversight concern.
•	Plus our Lead Director, Mr. Huntley, age 77, had 31-years director tenure and also served on our audit and executive pay committees – Independence concern.
•	Ms. Bailey, with 18-years director tenure, served on all 3 of our key Board Committees – Independence concern.
•	We had no shareholder right to:

1) Cumulative voting.

2) To act by written consent.

3) To call a special meeting.

The above status shows there is room for improvement and reinforces the reason to take one step forward now and vote yes:

Shareholder Say on Executive Pay–

Yes on 1

The Board recommends a vote AGAINST this proposal.

The Board recommends that you vote against this proposal for a number of reasons.

First, as recognized by the SEC’s overhaul of executive compensation disclosures, executive compensation policies, practices and determinations have become increasingly complex and must take into account a number of factors. The complexity and breadth of information that boards of directors and compensation committees consider and evaluate in connection with executive compensation decisions is fundamentally at odds with the proponent’s suggestion of annually requesting a “For” or “Against” ratification on selected portions of our overall executive compensation. As a result, we believe that the proposal, even if implemented, would not provide our Board with meaningful input regarding our stockholders’ various positions on complex executive compensation matters. Instead, the proposal creates a risk that the vote results may send an inaccurate or incomplete message to our Board, rather than communicating the actual and numerous viewpoints of our stockholders on particular aspects of our executive compensation program.

Second, stockholders already have an effective means to communicate with the Board, the Presiding Director and the Compensation Committee to express any specific concerns with the Company’s executive compensation philosophy and programs, which have all been approved by our shareholders. The “Communications with the Board” section of this proxy statement on page 7, provides the details for how stockholders or other interested parties can provide meaningful feedback to the Compensation Committee. This direct communication process provides better and more useful information to the Committee than a simple tally of affirmative and negative votes could provide. Such a tally simply does not provide any meaningful information for the Committee to consider as it makes executive compensation decisions.

Third, the Compensation Committee that oversees our executive compensation programs and evaluates the performance of our senior executives is comprised solely of independent directors and has established a compensation philosophy of providing compensation programs that support our ability to attract, develop and retain world-class leaders, producing outstanding business performance and shareholder value. The Committee exercises great care and discipline in making executive compensation decisions. The Company and the Committee continually assess our executive compensation programs and make determinations that take into account the dynamic, global marketplace in which the Company competes for talent.

Fourth, adoption of the proposal could put our Company at a competitive disadvantage and negatively impact shareholder value by impeding our ability to recruit and retain critical personnel. Our Company operates in an intensely competitive and challenging recruiting environment and our success is closely correlated with the recruitment and retention of talented employees and a strong management team. A competitive compensation program is therefore essential to the Company’s long-term performance. Adoption of an advisory vote could lead to a perception among our employees and those for which we compete that compensation opportunities at our Company may be limited, especially as compared with opportunities at companies that have not adopted this practice, and may impede our ability to recruit and retain critical personnel. We currently are not aware of any competitor of ours that has adopted this practice.

In support of his proposal, the proponent cites a poor rating the Company has been given by The Corporate Library, one of several corporate governance ratings firms and the only one that gives the Company a low score. The proponent also inaccurately overstates the total compensation Mr. Camilleri received in 2006, despite the fact that his compensation was disclosed in our 2007 Proxy Statement. We also note that approximately 45% of the CEO’s compensation in 2006 was an incentive award under our 2004-2006 Long-Term Incentive Plan. During this period, our total stockholder return (“TSR”) increased 80.5%, significantly ahead of the three-year TSR of the S&P 500 (35.1%), Altria’s Peer Group (42.1%) and our Compensation Survey Group (35.9%).

The Board does not believe the advisory vote called for by the shareholder proposal will improve the efficiency of the Company’s compensation programs or its disclosures regarding the compensation programs, or otherwise is in the best interests of its shareholders. Instead of encouraging shareholders to take advantage of the Company’s current policies and procedures for communicating with the Board, the proposal advocates substituting a less effective mechanism, which fails to express the intent of the vote.

For these reasons, the Board recommends a vote AGAINST this proposal, and proxies received by the Company will be so voted unless stockholders specify a contrary choice in their proxies.

PROPOSAL 2 – CUMULATIVE VOTING

Nick Rossi, P.O. Box 249, Boonville, CA 95415, claiming beneficial ownership of 500 shares of common stock, submitted this proposal.

RESOLVED: Cumulative Voting. Shareholders recommend that our Board adopt cumulative voting. Cumulative voting means that each shareholder may cast as many votes as equal to number of shares held, multiplied by the number of directors to be elected. A shareholder may cast all such cumulated votes for a single candidate or split votes between multiple candidates, as that shareholder sees fit. Under cumulative voting shareholders can withhold votes from certain nominees in order to cast multiple votes for others.

Cumulative voting won 54%-support at Aetna and 56%-support at Alaska Air in 2005. It also received 55%-support at GM in 2006. The Council of Institutional Investors www.cii.org has recommended adoption of this proposal topic. CalPERS has also recommended a yes-vote for proposals on this topic.

Cumulative voting encourages management to maximize shareholder value by making it easier for a would-be acquirer to gain board representation. Cumulative voting also allows a significant group of shareholders to elect a director of its choice – safeguarding minority shareholder interests and bringing independent perspectives to Board decisions. Most importantly cumulative voting encourages management to maximize shareholder value by making it easier for a would-be acquirer to gain board representation.

Please encourage our board to respond positively to this proposal:

Cumulative Voting–

Yes on 2

The Board recommends you vote AGAINST this proposal.

Like most major corporations, the Company provides holders of common stock with one vote per share for each Board seat. The Board believes this method assures that each director is accountable to all stockholders and reduces the risk of factionalism on the Board.

The Board believes that it would be unwise to alter the current voting procedure and that cumulative voting would not be in the best interests of stockholders as a whole. Cumulative voting could impair the effective functioning of the Board by permitting the “stacking” of votes behind potentially partisan directors, resulting in the election of directors obligated to represent the special interests of a small group of stockholders rather than all stockholders. This could foster a divided Board and undermine the Board’s ability to work together effectively to continue the Company’s superior long-term performance. Cumulative voting also allows stockholders a voice in director elections that is disproportionate to their economic investment in the Company. The Board believes that each stockholder should be entitled to affect the outcome of elections in a manner proportionate to his or her ownership.

In addition, the Board believes that cumulative voting is unnecessary because the Company has strong governance provisions and practices in place that are responsive to stockholder concerns:

•	The Company has long had a confidential voting policy in uncontested solicitations.

•	The Company does not have a staggered Board. All directors are elected annually by the stockholders.

•	All nominees for director at the 2007 Annual Meeting received a “FOR” vote of at least 98% of votes cast at last year’s Annual Meeting.

•	All but two of the Company’s directors are independent.

•	The Nominating, Corporate Governance and Social Responsibility Committee, the Audit Committee, and the Compensation Committee of the Board are each comprised solely of independent directors.

•

Under the Virginia Stock Corporation Act (the Company is incorporated in Virginia), the Board does not have the right to increase the number of directors in any year by more than 30% without the approval of stockholders.

•	The Board has redeemed its stockholder rights plan and adopted a policy requiring it to obtain stockholder approval of any new plan.

Last year, the Board amended its By-laws and Corporate Governance Guidelines to adopt a majority vote standard in the election of directors in uncontested elections. Shareholders are now able to vote against directors of whom they disapprove. A nominee in an uncontested election who does not receive a majority of votes cast must offer to tender his or her resignation to the Board. The Board believes that adoption of the majority vote standard is a much more effective means than cumulative voting of achieving the goals of safeguarding shareholder interests and encouraging the Board and management to seek to maximize shareholder value.

In summary, this proposal would alter the current process for electing each director by the vote of all stockholders. The proposal could permit stockholders representing a relatively small minority of shares to elect a director representing their special interests. Because each director oversees the management of the Company for the benefit of all stockholders, the Board believes that the current system of electing directors best serves the interest of stockholders as a whole.

For these reasons, the Board recommends a vote AGAINST this proposal, and proxies received by the Company will be so voted unless stockholders specify a contrary choice in their proxies.

PROPOSAL 3 – APPLY GLOBALLY PRACTICES DEMANDED BY THE MASTER SETTLEMENT AGREEMENT

The Sisters of Charity of Saint Elizabeth, P. O. Box 479 Convent Station, NJ 07961-0476, claiming beneficial ownership of 200 shares of common stock, together with the Sisters of St. Dominic of Caldwell New Jersey, Office of Corporate Responsibility, 40 South Fullerton Avenue, Montclair, NJ 07042, claiming beneficial ownership of 100 shares of common stock submitted the proposal set forth below.

Whereas: this company has signed the Master Settlement Agreement (MSA) with various States’ Attorneys General to settle claims against it for, among other things, marketing to children and share healthcare costs for treatment of diseases caused by its products;

Under the MSA, we agreed to restrict marketing to adolescents including no billboard advertising, no distribution of brand name promotional items except in adult only establishments and no direct or indirect marketing to adolescents.

While the company has agreed to abide by the MSA in this country, its continued promotion of its products abroad are resulting in many poor youth taking up our products. An estimated half of these will be killed prematurely by diseases caused by using this Company’s products. These countries are found from Greece to Indonesia to El Salvador. There, billboards and other very public displays continually make impressions on youth enticing them to use this Company’s products.

In a New York Times piece June, 2006, our Company’s Vice President, Steve Parrish, touted its commitment to manufacturing “safer” cigarettes in the U.S. This investment in a new $300 million Richmond Plant to produce a “safer” cigarettes seems paradoxical at the least and cynical at the most when, at the same time, we purchased Sampora, Indonesia’s second largest tobacco for $5.4 billion. This company’s Kreteks have 50 times the amount of tar than our “safer” U.S. cigarettes called Marlboro UltraSmooth. At the same time the Centers for Disease Control & Prevention has found that levels of certain carcinogens are far higher in countries like Bangladesh, China and Kenya (BusinessWeek 06.23.03).

U.S. drug companies are required by U.S. law to manufacture and market drugs in the same way as they do in the U.S. in developing nations.

Our failure to have the same marketing practices called for the MSA for U.S. in poor nations could result in increased litigation risk and could call into question the validity of our corporate responsibility campaign. An example of the double standard is found in that, while we no longer advertise cigarettes on billboards in the U.S., it is common practice in some other nations.

The World Health Organization predicts one billion persons will be killed from tobacco products in this century worldwide. Given our ever-increasing market share, many of these deaths will be inflicted by those people using this company’s tobacco products.

RESOLVED: the shareholders request that Altria’s Board of Directors voluntarily adopt globally for all its tobacco products the marketing and advertising provisions of the U.S. Master Settlement Agreement. The shareholders request that, where there are inconsistencies, the stricter interpretation leading to less harm shall be endorsed.

The Board recommends a vote AGAINST this proposal.

The U.S. Master Settlement Agreement applies primarily to cigarettes and smokeless tobacco products sold in the U.S. On March 28, 2008, the Company completed the spin-off of Philip Morris International Inc. (“PMI”). Thus, the Company no longer owns or controls any entities manufacturing or marketing cigarettes or smokeless tobacco products outside of the United States and this proposal is no longer applicable to the Company.

Therefore, the Board urges stockholders to vote AGAINST this proposal, and proxies received by the Company will be so voted unless stockholders specify a contrary choice in their proxies.

PROPOSAL 4 – STOP YOUTH-ORIENTED AD CAMPAIGNS

Whereas, shareholder resolutions raised at this Company’s annual meetings in 1999, 2000 and 2001 asked that “before any promotional, marketing, and/or advertising campaign presently running is allowed to continue or is inaugurated in the future, it must be submitted to independent and certifiable testing to ensure that it is not equally or more appealing to the 14-to-18-age group than groups over 18.” The Board and Management urged shareholders to vote against these, arguing that it did not market to youth.

In December, 1998, Philip Morris USA launched a national $100 million television campaign allegedly meant to persuade youth not to smoke. In various forms, it has continued this campaign ever since. Since then representatives of this resolution’s proponents repeatedly asked the Company to submit such ad campaigns to independent testing to see how youth are being impacted to (not) smoke our products. As recently as the 2007 AGM, Altria’s representatives refused, arguing its data shows the ads are “effective.” Yet is refused to release any peer-reviewed data supporting its claims.

In contrast, a comprehensive University of Michigan peer-reviewed study on tobacco use and beliefs of 100,000 such ads during the period covered by most of the above resolutions (1999-2002) demonstrated that PM’s ads may have done more harm than good. The research covered the reach and frequency of tobacco company-sponsored ads and whether they were seen by 12-17-year olds in the largest 75 U.S. media markets, covering close to 80% of all households. This involved surveys of 8th, 10th and 12th graders in 48 states.

The data showed no correlation between the frequency of the industry’s anti-smoking ads and actual or intended smoking by the teens. Melanie Wakefield of the Cancer Council Victor, Melbourne, Australia, a lead researcher on the project declared: “This research provides the clearest evidence to date that tobacco-sponsored ads don’t work.”

A key element of the study, published in the December, 2006 American Journal of Public Health stated that eighth-graders likely to have seen the ads targeted at parents were more likely to believe smoking’s dangers had been exaggerated and more likely to say they planned to smoke. Older teens also expressed stronger approval of smoking and were more likely to have smoked in the 30 days before the school survey.

The Company has not challenged the findings of this peer-reviewed study. Such data about that period belies the Company’s statements that its private research shows that its campaigns vis-á-vis youth and (non)smoking are “effective.”

RESOLVED: Shareholders request the Board to stop within one week of the 2008 annual meeting all Company-sponsored “campaigns” allegedly oriented to inform youth about smoking’s dangers and/or prevent youth from smoking because of its dangers unless management can produce peer-reviewed data refuting contrary findings such as those above showing this Company’s campaigns geared to minors are ineffective in reducing teen smoking.

Supporting Statement

This resolution’s sponsors believe this Company’s monies spent on youth tobacco-use prevention should be given those campaigns that have been demonstrated to reduce it.

The Board recommends a vote AGAINST this proposal.

This proposal is substantively identical to a proposal rejected by nearly 97% of the stockholders last year.

Youth smoking prevention is a complex issue for which there is not one simple solution. PM USA believes that kids should not smoke and that preventing youth smoking should be a vital and central component of comprehensive tobacco regulation. While the issue of youth smoking must be addressed by governments, regulators, parents, teachers, and society in general, PM USA continues to believe it has a role to play in addressing the issue of youth smoking and that its programs are appropriate and responsible.

In 1998, PM USA created a Youth Smoking Prevention (“YSP”) department with the goal of helping to prevent youth from smoking cigarettes. PM USA’s YSP department supports youth access prevention initiatives to help keep cigarettes out of kids’ hands, makes grants to youth-development organizations, produces tools and resources to help parents talk to their kids about not smoking, and develops and disseminates youth smoking prevention communications. PM USA’s work in youth smoking prevention is guided by an advisory board consisting of experts in relevant disciplines.

PM USA’s parent-directed media campaign called “Talk. They’ll Listen.” – the subject of this proposal – ran from 1999 to 2007 to help prevent youth smoking. The television campaign was designed to encourage parents to stay involved in their kids’ lives and talk to their kids about not smoking. The campaign also complemented our other parent-directed communications.

PM USA’s research strongly indicates that the “Talk. They’ll Listen.” television ads were effective at communicating clearly that parents should talk to their kids about not smoking. The research also indicates that the ads were effective at generating these parent-child conversations about not smoking. For example, a December 2006 quantitative study of more than 1,000 parents of kids 10-17 years of age indicated that 60% of parents were aware of at least one of the television ads, and of those who were aware, 54% had a conversation with their child about not smoking.

While parents were the intended audience of the “Talk. They’ll Listen.” campaign, PM USA recognized that there was the potential for adolescents to be exposed to the ads on television. As part of the research protocol, and prior to the airing of the ads, PM USA also talked with youth to identify and avoid unintended advertising message take-aways. Nothing in PM USA’s research raised the concerns indicated by the study published in the American Journal of Public Health and referenced in the shareholder proposal (“the Study”).

PM USA believes the Study referenced in the shareholder proposal is flawed and erroneous and has communicated its disagreement to the Journal and others. Nevertheless, while PM USA intends to continue providing YSP parent resources including brochures and tip sheets through the online Parent Resource Center, PM USA’s “Talk. They’ll Listen.” youth smoking prevention television and radio advertising campaign ended in 2007.

For these reasons, the Company believes this proposal is not warranted.

Therefore, the Board urges stockholders to vote AGAINST this proposal, and proxies received by the Company will be so voted unless stockholders specify a contrary choice in their proxies.

PROPOSAL 5 – “TWO CIGARETTE” APPROACH TO MARKETING

The Sinsinawa Dominicans, 585 County Road Z, Sinsinawa, WI 53824, claiming beneficial ownership of 75 shares of common stock, submitted the proposal set forth below.

On October 22, 2007 the following op-ed piece, The Two Cigarette Society appeared in The New York Times. It was written by David G. Adams, a lawyer who was the director of the policy staff at the Food and Drug Administration from 1992 to 1994.

WHEN it comes to the health of our children, two cigarettes may be better than one. Young smokers who begin their habit with nicotine-laden cigarettes need a cigarette that will not leave them to later fight the ravages of addiction.

Experts tell us that teenagers often begin smoking to copy their peers and others whom they see smoking. As adults, however, they continue smoking largely because of the addictive qualities of nicotine. (Ninety percent of smokers regret having begun smoking and most make efforts to stop.) This means that in the absence of addictive levels of nicotine in their cigarettes, most young smokers would ultimately quit.

A two-cigarette strategy would prohibit young smokers from buying addictive cigarettes. The tobacco industry is capable of producing cigarettes that are virtually free of nicotine, and regulators could develop clear standards for non-addictive cigarettes. (Disclosure: My law firm represents tobacco companies, but I have recused myself from that work.)

The age to purchase addictive cigarettes might be set at 21. Better yet, sales of addictive cigarettes could be restricted to individuals born 19 or more years before the two-cigarette strategy was put into effect. Under this approach, 18-year-olds who start smoking non-addictive cigarettes would be prohibited from switching to addictive cigarettes even after they turned 21. In addition, a higher federal excise tax on addictive cigarettes than on non-addictive cigarettes would create a financial incentive for smokers of all ages, including scofflaw adolescents, to select non-addictive cigarettes.

Granted, a two-cigarette policy would not be a panacea. It would not end smoking, it would not give us safer cigarettes, and it would not undo the addiction that grips the current generation of smokers.

The Institute of Medicine, a unit of the National Academy of Sciences, has called for a gradual reduction of the nicotine content in all cigarettes to non-addictive levels (an approach I proposed 13 years ago when I worked at the Food and Drug Administration). But it would take decades to eliminate addictive cigarettes from the market. While a worthy strategy for eliminating addiction many years from now, a gradual approach would still permit the addiction of the next generation of smokers.

Decades of addiction will mean disease and death for millions of our children. If we can prevent addiction at the outset, we shouldn’t waste another day.

This resolution’s shareholders are against smoking itself because of its health-hazards. We also believe a lesser evil is better than a greater evil. Hence the following:

RESOLVED: shareholders request the Board of Directors to begin immediately to find ways to implement a “two cigarette” approach globally with all its various cigarette brands and to report such to the shareholder and its publics within six months of the annual meeting.

The Board recommends a vote AGAINST this proposal.

The Company shares the proponents’ desire to prevent youth smoking and reduce the harm caused by tobacco use. However, we believe that proposals such as that offered by Mr. Adams in his New York Times op-ed and set forth in this shareholder proposal can only be addressed within the context of a comprehensive regulatory framework that applies uniformly and equally to all manufacturers.

PM USA supports tough but reasonable federal regulation of cigarettes, including measures to reduce smoking by minors, and believes that such regulation should address the manufacture, sale, marketing and use of tobacco products. PM USA has been engaged in advancing its views on this topic.

However, in contrast to proposals for federal regulation, the proposal put forward by the proponents asks the Company to unilaterally implement product standards regarding “non-addictive cigarettes.” Importantly, however, the op-ed article quoted by the proponents does not envision unilateral implementation by one company, but rather endorses a regulatory structure applicable to all companies in which government regulators would develop standards for “non-addictive cigarettes,” age restrictions on purchase of certain cigarettes, and higher federal excise taxes.

A comprehensive regulatory approach at the national level, in contrast to the unilateral approach urged by the proponents, is the only way to ensure that all manufacturers — foreign or domestic, large or small — are required to comply with uniform standards that are established by public health authorities. The action requested by the proponents is not an effective approach to either youth smoking prevention or reducing the harm tobacco use causes.

Therefore, the Board urges stockholders to vote AGAINST this proposal, and proxies received by the Company will be so voted unless stockholders specify a contrary choice in their proxies.

PROPOSAL 6 – ENDORSE HEALTH CARE PRINCIPLES

Trinity Health, 766 Brady Avenue, Apt. 635, Bronx, NY 10462, claiming beneficial ownership of 25,897 shares of common stock, sponsors this proposal. The names, addresses and shareholdings of the co-proponents will be furnished upon request made to the Secretary of the Company.

WHEREAS: our company’s products are a major, if not the major, contributor to fatal cancers and heart disease;

University of Minnesota Cancer Center researchers report: “users of smokeless tobacco are exposed to higher amounts of tobacco-specific nitrosamines — molecules … known to be carcinogenic — than smokers.”;

More than 40 elements in tobacco smoke are cancer causing. Smokers are 22 times more likely to develop lung cancer than non-smokers. Studies show length of tobacco use increases the cancer risk: cancer of the nose (2 time greater), tongue, mouth salivary gland and pharynx (6 to 27 times more), throat (12 times) esophagus (8-10 times); larynx (10-18 times), stomach (2-3 times), kidney (5 times) bladder (3 times), penis (2-3 times), pancreas (2-5 times) colon-rectum (3 times) and anus (5-6 times);

In 2007, in a “stark departure from past practice, the American Cancer Society” redirected its entire $15 million advertising budget “to the consequences of inadequate health coverage.” John R. Seffrin, the American Cancer Society’s CEO stated: “I believe, if we don’t fix the health care system, that lack of access will be a bigger cancer killer than tobacco.” He added: “The ultimate control of cancer is as much a public policy issue as it is a medical and scientific issue.”;

A 2003 study estimated that one of every 10 cancer patients were uninsured. Health insurance companies are known to provide substantially lower rates to those who do not smoke or use our tobacco products;

Our company’s health care costs are higher in the US because it has to cover employees who use tobacco products. If America had universal health care, these would be covered. Consequently, shareholder revenues are diminished when company finances must cover health care costs, many stemming from cancer and heart disease arising from tobacco use;

Because access to affordable, comprehensive health care/insurance is the most significant social policy issue in America and has become a central concern in the 2008 presidential campaign.

RESOLVED: shareholders urge the Board of Directors to adopt principles for comprehensive health care reform (such as those based upon the following principles of the Institute of Medicine): Health care coverage should be universal, continuous, and affordable to individuals and families. Any health insurance strategy should be affordable and sustainable for society and should enhance health and well-being by promoting access to high-quality care that is effective, efficient, safe, timely, patient-centered, and equitable).

SUPPORTING STATEMENT

As shareholders, we believe publicly held companies must account to all their stakeholders vis-á-vis their positions on critical public policy issues, like universal health care, especially tobacco companies because they contribute so much to the health problems of so many. We ask fellow shareholders to support this resolution.

The Board recommends a vote AGAINST this proposal.

The Company shares the proponents’ desire for comprehensive health care reform. However, we do not believe that it is prudent at this time for the Company to become an advocate for specific principles for such comprehensive health care reform.

The issue of health care reform is important and complex. Health care reform is continually mentioned by the Presidential candidates and by Members of Congress on both sides of the aisle.

Major business trade associations, including the U.S. Chamber of Commerce, the National Association of Manufacturers (NAM), and the National Federation of Independent Business, have designated health care reform as a top legislative priority. The U.S. Chamber of Commerce and NAM, of which the Company is a member, have shown leadership and are actively engaged on the issue.

The Company, like every business in the United States, is concerned about the rising costs of health care. The Company provides a generous health care benefit to all employees and certain retirees.

Some of the major issues facing policy makers in the health care debate include coverage, costs, competitiveness, liability, and financing.

As a member of the U.S. Chamber of Commerce, the NAM and other business trade associations, the Company believes that it is well represented on the question of appropriate health care reform principles.

In addition, the financing mechanism for health care reform is a particularly important issue for the Company. In particular, the Company is opposed to tobacco-specific tax increases as a means to finance health care reform. Among other concerns with such a financing mechanism, tobacco taxes are a declining revenue source, while health care costs continue to rise. Accordingly, the use of tobacco revenues to fund health care reform would only result in future revenue shortfalls.

For these reasons, the Company does not believe that adoption of this resolution would substantially advance efforts for comprehensive health care reform, nor would it be in the best interests of the Company’s stockholders.

Therefore, your Board urges stockholders to vote AGAINST this proposal and proxies received by the Company will be so voted unless stockholders specify a contrary choice in their proxies.

RELATED PERSON TRANSACTIONS AND CODE OF CONDUCT

Policies and Procedures

The Board has adopted a policy that requires the Company’s executive officers, directors and nominees for director to promptly notify the Corporate Secretary in writing of any transaction in which (i) the amount exceeds $120,000, (ii) the Company is, was or is proposed to be a participant and (iii) such person or such person’s immediate family members (“Related Persons”) has, had or may have a direct or indirect material interest (a “Related Person Transaction”). Subject to certain exceptions delineated in the policy, Related Person Transactions must be brought to the attention of the Nominating, Governance and Social Responsibility Committee or any other Committee designated by the Board of Directors that is comprised solely of independent directors for an assessment of whether the transaction or proposed transaction should be permitted to proceed. In deciding whether to approve or ratify the Related Person Transaction, the Committee is required to consider all relevant facts and circumstances, including without limitation the materiality of the Related Person’s direct or indirect interest in the Related Person Transaction, the materiality of the Related Person Transaction to the Company, the impact of the Related Person Transaction on the Related Person, the impact of the Related Person Transaction on the Related Person’s independence (as defined in the Corporate Governance Guidelines and the New York Stock Exchange Listing Standards) and the actual or apparent conflict of interest of the Related Person participating in the Related Person Transaction. If the designated Committee determines that the Related Person has a direct or indirect material interest in any such transaction, the Committee must review and approve, ratify or disapprove the Related Person Transaction. This policy is available on the Company’s website.

In addition to this policy, the Company’s Code of Business Conduct and Ethics for Directors (“Director Code”) and Code of Conduct for Compliance and Integrity (“Code of Conduct”) – both of which are available on the Company’s website – have specific provisions addressing actual and potential conflicts of interest. The Director Code specifies: “Our directors have an obligation to act in the best interest of the Company. All directors should endeavor to avoid situations that present a potential or actual conflict between their interest and the interest of the Company.” The Director Code defines conflict of interest to include any instance in which (i) a person’s private interest interferes in any way, or even appears to interfere, with the interest of the Company, including its subsidiaries and affiliates; (ii) a director or a director’s family member takes an action or has an interest that may make it difficult for that director to perform his or her work objectively and effectively and (iii) a director (or his or her family member) receives improper personal benefits as a result of the director’s position in the Company. Similarly, the Code of Conduct requires all officers and employees of the Company to avoid situations where the officer’s or employee’s “personal, financial or political activities have the potential of interfering with his or her loyalty and objectivity to the company.” (emphasis in original). The Code of Conduct lists specific types of transactions that might create an actual or apparent conflict of interest and provides guidance on how each situation must be handled.

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

We are required to provide an Annual Report to stockholders who receive this proxy statement. We will also provide copies of the Annual Report to brokers, dealers, banks, voting trustees and their nominees for the benefit of their beneficial owners of record. Additional copies of the Annual Report, along with copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 (not including exhibits and documents incorporated by reference), are available without charge to stockholders upon written request to the Company’s Corporate Secretary at 6601 West Broad Street, Richmond, Virginia 23230. You may review the Company’s filings with the Securities and Exchange Commission by visiting our website at www.altria.com.

OTHER MATTERS

Management knows of no other business that will be presented to the meeting for a vote. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment.

The cost of this solicitation of proxies will be paid by the Company. In addition to the use of the mail, some of the officers and regular employees of the Company may solicit proxies by telephone and will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of common stock held of record by such persons. The Company will reimburse such persons for expenses incurred in forwarding such soliciting material. It is contemplated that additional solicitation of proxies will be made in the same manner under the engagement and direction of D.F. King & Co., Inc., 48 Wall Street, New York, NY 10005, at an anticipated cost of $25,500, plus reimbursement of out-of-pocket expenses.

2009 ANNUAL MEETING

Stockholders wishing to suggest candidates to the Nominating, Corporate Governance and Social Responsibility Committee for consideration as directors must submit a written notice to the Corporate Secretary of the Company. The Company’s By-Laws set forth the procedures a stockholder must follow to nominate directors or to bring other business before stockholder meetings. For a stockholder to nominate a candidate for director at the 2009 Annual Meeting, presently anticipated to be held on May 19, 2009, notice of the nomination must be received by the Company between November 25 and December 26, 2008. The notice must describe various matters regarding the nominee, including name, address, occupation and shares held. The Nominating, Corporate Governance and Social Responsibility Committee will consider any nominee properly presented by a stockholder and will make a recommendation to the Board. After full consideration by the Board, the stockholder presenting the nomination will be notified of the Board’s conclusion. For a stockholder to bring other matters before the 2009 Annual Meeting and to include a matter in the Company’s proxy statement and proxy for that meeting, notice must be received by the Company within the time limits described above. The notice must include a description of the proposed business, the reasons therefor and other specified matters. In each case, the notice must be timely given to the Corporate Secretary of the Company, whose address is 6601 West Broad Street, Richmond, Virginia 23230. Any stockholder desiring a copy of the Company’s By-Laws (which are posted on our website www.altria.com) will be furnished one without charge upon written request to the Corporate Secretary.

Sean X. McKessy

Corporate Secretary

April 24, 2008

ALTRIA GROUP, INC.

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

WEDNESDAY, MAY 28, 2008

AND PROXY STATEMENT

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Proxies submitted by Internet or telephone must be received by 11:59 p.m., EDT, on May 27, 2008.

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet • Go to the following web site: www.computershare.com/altria/vote • Enter the information requested on your computer screen and follow the simple instructions.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Vote by telephone

•   Call toll free 1-800-652-VOTE (8683) within the U.S. or Canada any time by using a touch tone telephone. There is NO CHARGE to you for the call.

•   Outside the U.S. or Canada, call collect 1-781-575-2300.

•   Follow the instructions provided by the recorded message.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING.  ▼

This proxy when properly executed will be voted as specified. If no specification is made, this proxy will be voted FOR the election of directors, FOR the ratification of the selection of independent auditors and AGAINST each of the stockholder proposals.

													+

The Board of Directors recommends a vote FOR:									The Board of Directors recommends a vote AGAINST:

1.	Election of Directors:
		For	Against	Abstain		For	Against	Abstain			For	Against	Abstain

	01 - Elizabeth E. Bailey	☐	☐	☐	02 - Gerald L. Baliles	☐	☐	☐	3.	Stockholder Proposal 1 - Shareholder Say on Executive Pay	☐	☐	☐

	03 - Dinyar S. Devitre	☐	☐	☐	04 - Thomas F. Farrell II	☐	☐	☐	4.	Stockholder Proposal 2 - Cumulative Voting	☐	☐	☐

	05 - Robert E. R. Huntley	☐	☐	☐	06 - Thomas W. Jones	☐	☐	☐	5.	Stockholder Proposal 3 - Apply Globally Practices Demanded By the Master Settlement Agreement	☐	☐	☐

	07 - George Muñoz	☐	☐	☐	08 - Michael E. Szymanczyk	☐	☐	☐

									6.	Stockholder Proposal 4 - Stop Youth- Oriented Ad Campaigns	☐	☐	☐

					For Against Abstain				7.	Stockholder Proposal 5 - “Two Cigarette” Approach to Marketing	☐	☐	☐

2.	Ratification of the Selection of Independent Auditors				☐ ☐ ☐				8.	Stockholder Proposal 6 - Endorse Health Care Principles	☐	☐	☐

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

ALTRIA GROUP, INC.
2008 ANNUAL MEETING OF
STOCKHOLDERS	DIRECTIONS
Wednesday, May 28, 2008	You may request directions by calling 1-800-367-5415.
9:00 A.M.
The Greater Richmond Convention Center
403 North 3rd Street
Richmond, VA 23219

In order to attend the Meeting you must submit a written request for an admission ticket. To request an admission ticket, please follow the instructions set forth in the accompanying proxy statement in response to question 4.

It is important that your shares are represented at this Meeting, whether or not you attend the Meeting in person. To make sure your shares are represented, we urge you to complete and mail this proxy card or vote your shares over the Internet or by telephone in accordance with the instructions provided on the reverse side.

Sign Up Today For Electronic Delivery

If you prefer to receive your future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet, sign up today at www.computershare.com/altria.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE AFTER COMPLETING, SIGNING AND DATING. ▼

Altria Group, Inc.

Proxy Solicited on Behalf of the Board of Directors

Annual Meeting May 28, 2008

Michael E. Szymanczyk and Denise F. Keane, and each of them, are appointed attorneys, with power of substitution, to vote, as indicated on the matters set forth on the reverse hereof and in their discretion upon such other business as may properly come before the meeting, all shares of Common Stock held by the undersigned in Altria Group, Inc. (the “Company”) at the Annual Meeting of Stockholders to be held at the Greater Richmond Convention Center, May 28, 2008, at 9:00 a.m., and at all adjournments thereof.

This card also serves to instruct the administrator of the Company’s Direct Stock Purchase and Dividend Reinvestment Plan and the trustee of each defined contribution plan sponsored by the Company or any of its subsidiaries how to vote shares held for a participant in any such plan. Unless your proxy for your defined contribution plan shares is received by May 23, 2008, the trustee of such defined contribution plan will vote your plan shares in the same proportion as those plan shares for which instructions have been received.

If you have voted by Internet or telephone, please DO NOT mail back this proxy card.

THANK YOU FOR VOTING

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

This proxy when properly executed will be voted as specified. If no specification is made, this proxy will be voted FOR the election of directors, FOR the ratification of the selection of independent auditors and AGAINST each of the stockholder proposals.

+

The Board of Directors recommends a vote FOR:									The Board of Directors recommends a vote AGAINST:

1.	Election of Directors:
		For	Against	Abstain		For	Against	Abstain			For	Against	Abstain

	01 - Elizabeth E. Bailey	☐	☐	☐	02 - Gerald L. Baliles	☐	☐	☐	3.	Stockholder Proposal 1 - Shareholder Say on Executive Pay	☐	☐	☐

	03 - Dinyar S. Devitre	☐	☐	☐	04 - Thomas F. Farrell II	☐	☐	☐	4.	Stockholder Proposal 2 - Cumulative Voting	☐	☐	☐

	05 - Robert E. R. Huntley	☐	☐	☐	06 - Thomas W. Jones	☐	☐	☐	5.	Stockholder Proposal 3 - Apply Globally Practices Demanded By the Master Settlement Agreement	☐	☐	☐

	07 - George Muñoz	☐	☐	☐	08 - Michael E. Szymanczyk	☐	☐	☐

									6.	Stockholder Proposal 4 - Stop Youth- Oriented Ad Campaigns	☐	☐	☐

					For Against Abstain				7.	Stockholder Proposal 5 - “Two Cigarette” Approach to Marketing	☐	☐	☐

2.	Ratification of the Selection of Independent Auditors				☐ ☐ ☐				8.	Stockholder Proposal 6 - Endorse Health Care Principles	☐	☐	☐

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign this proxy exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, administrator, trustee or guardian, please give full title as such. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Altria Group, Inc.

Proxy Solicited on Behalf of the Board of Directors

Annual Meeting May 28, 2008

Michael E. Szymanczyk and Denise F. Keane, and each of them, are appointed attorneys, with power of substitution, to vote, as indicated on the matters set forth on the reverse hereof and in their discretion upon such other business as may properly come before the meeting, all shares of Common Stock held by the undersigned in Altria Group, Inc. (the “Company”) at the Annual Meeting of Stockholders to be held at the Greater Richmond Convention Center, May 28, 2008, at 9:00 a.m., and at all adjournments thereof.

This card also serves to instruct the administrator of the Company’s Direct Stock Purchase and Dividend Reinvestment Plan and the trustee of each defined contribution plan sponsored by the Company or any of its subsidiaries how to vote shares held for a participant in any such plan. Unless your proxy for your defined contribution plan shares is received by May 23, 2008, the trustee of such defined contribution plan will vote your plan shares in the same proportion as those plan shares for which instructions have been received.

THANK YOU FOR VOTING